As filed with the Securities and Exchange Commission
                  on August 6, 2003  Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                                 DATAMEG CORP.
                (Name of registrant as specified in its charter)

        New York                       4899                    13-3134389
(State or Jurisdiction of          Primary Standard           (IRS-Employer
incorporation or organization)  Industrial Classification   Identification No.)
                                      Code Number



                            20 Park Plaza, Suite 463
                                Boston, MA 02116
                                 (617) 948-2680
    (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)


                                 Andrew Benson
                                   President
                            20 Park Plaza, Suite 463
                                Boston, MA 02116
                                 (617) 948-2680
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)



                                   COPIES TO:
                              Peter B. Finn, Esq.
                              Rubin and Rudman LLP
                                 50 Rowes Wharf
                          Boston, Massachusetts 02110
                                 (617) 330-7000
                            Facsimile (617) 439-9556


Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

+-----------------------------------------------------------------------------+
|                         CALCULATION OF REGISTRATION FEE                     |
+-----------------------------------------------------------------------------+
|                   |              |  Proposed   |  Proposed   |              |
| Title of          |              |  maximum    |  maximum    |              |
| each class        | Amount       |  offering   |  aggregate  | Amount of    |
| of shares         | to be        |  price per  |  offering   | registration |
| to be registered  | registered   |  share (1)  |  price      | fee          |
|-------------------|--------------|-------------|-------------|--------------|
| Common stock,     |  10,314,246  |   $0.145    |$1,495,565.67|  $120.99     |
| $.01 par value    |              |             |             |              |
| to be sold by     |              |             |             |              |
| selling           |              |             |             |              |
| shareholders      |              |             |             |              |
|                   |              |             |             |              |
+-------------------|--------------|-------------|-------------|--------------+
| TOTAL             |  10,314,246  |             |$1,495,565.67|   $120.99    |
|                   |              |             |             |              |
+-------------------|--------------|-------------|-------------|--------------+


(1) Pursuant to Rule 457(c), this price is calculated based upon the average of the bid and asked price as reported on the Over-the- Counter Bulletin Board on August 1, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                                 DATAMEG CORP.

                     10,314,246 Shares of Common Stock

   We are registering a total of 10,314,246 shares of our common stock for seven selling shareholders who acquired their shares from us in a series of private offerings and pursuant to the exercise of options to acquire shares of our common stock. We will not receive any of the proceeds from the sale of any of our shares by any selling shareholders. We will pay all expenses of registration incurred in connection with this offering, but any and all selling and other expenses incurred by the selling shareholders when and if they wish to sell any of their respective shares of common stock will be paid by the selling shareholders.

   All shares of common stock offered for sale are being offered by our selling shareholders on a "best efforts" basis at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

   Our common stock currently trades on the Over-the-Counter Bulletin Board under the symbol "DTMG". On August 1, 2003, the closing bid price of the common stock as reported on the Over-the-Counter Bulletin Board was $0.15 per share.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 7.

                 The date of this Prospectus is August 06, 2003

TABLE OF CONTENTS                                                 PAGE

PROSPECTUS SUMMARY...............................................   5
RISK FACTORS.....................................................   7
FORWARD-LOOKING STATEMENTS.......................................  19
USE OF PROCEEDS..................................................  23
DETERMINATION OF OFFERING PRICE..................................  23
DILUTION.........................................................  23
SELLING SECURITY HOLDERS.........................................  24
PLAN OF DISTRIBUTION.............................................  27
LEGAL PROCEEDINGS................................................  29
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....  31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...  33
DESCRIPTION OF SECURITIES........................................  35
INTEREST OF NAMED EXPERTS AND COUNSEL............................  39
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
   FOR SECURITIES ACT LIABILITIES...............................   39
ORGANIZATION WITHIN LAST FIVE YEARS.............................   39
DESCRIPTION OF BUSINESS ........................................   42
MANAGEMENT'S DISCUSSION AND PLAN OF OPERATION...................   58
DESCRIPTION OF PROPERTY.........................................   66
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................   66
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS........   67
EXECUTIVE COMPENSATION .........................................   69
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
   ACCOUNTING AND FINANCIAL DISCLOSURE.........................    72
LEGAL MATTERS..................................................    72
EXPERTS........................................................    72
WHERE YOU CAN FIND MORE INFORMATION............................    72
FINANCIAL STATEMENTS ...........................................   F-1

        As used in this prospectus, the terms "we," "us," "our," "the Company," and "DataMEG" mean DataMEG Corp., a New York corporation. The term "selling shareholders" or "selling stockholders" means the persons identified under the caption "Selling Security Holders" beginning on page 21, who are offering to sell their shares of our common stock which are being registered through this prospectus. The term "common stock" means our common stock, par value $0.01 per share and the term "shares" means the shares of common stock being registered by us through this prospectus.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               PROSPECTUS SUMMARY

        THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

   We are a technology holding company focused through our subsidiaries on developing new technologies, software applications, and products primarily serving the telecommunications sector.

   We are a New York corporation and were incorporated in October, 1982 as The Viola Group, Inc. In August, 2000 we exchanged 90% of our common stock for 100% of the stock of DataMEG Corp., a Virginia corporation that was incorporated in January 1999. We subsequently changed our name to DataMEG Corp.

   We have two subsidiaries: Cascommunications, Inc., a Florida corporation (CASCO), of which we own 40%, and North Electric Company, Inc., a North Carolina corporation (NECI), which we wholly own.

   CASCO is developing silicon systems for broadband signaling transmission systems. CASCO's initial focus is in developing fiber optic speeds over the existing "Last Mile" cable access infrastructure. CASCO is attempting to bring to market a new class of high speed, last mile modulation protocol called Multi Phase Poly Tone Communication (MPTC), which is based on the novel application of analog tonal waveforms placed in specific combinations. MPTC delivers new advantages to the cable operator compared to existing last mile high-speed modulations.

   NECI focuses on becoming a provider of network assurance solutions and services. NECI is developing software that will provide customer solutions that cover the traditional Time Division Multiplex (TDM) voice, Internet Protocol
(IP) voice and converged voice and packet networks. Networks that deploy Multi Protocol Label Switching (MPLS) technology receive additional fault isolation and related benefits using NECI innovation developed system solutions. These solutions apply to wire line, wireless and cable infrastructures. The NECI solutions will enable service providers and network operators to efficiently introduce new services and to quickly and automatically determine if their network is meeting its quality and Service Level Agreement (SLA) expectations, while lowering network operational costs.

   Our principal executive offices are located at 20 Park Plaza, Suite 463, Boston, MA 02116 and our telephone number is (617) 948-2680.

                                  The Offering


Shares of Common Stock Offered    10,314,246


Common Stock Outstanding
Before Offering
(as of August 6, 2003)            214,075,254


Risk Factors ..............  The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Use of Proceeds............. We will not receive any of the proceeds from the sale of stock by the selling shareholders.

Dividend Policy............  We do not intend to pay cash dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.

NASD Over-the-Counter
Bulletin Board Symbol:       DTMG

RISK FACTORS

The shares of our common stock offered by this prospectus are highly speculative and very risky. We have described the material risks that we face below.
Before you buy, consider the risk factors described below and the rest of this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Forward-Looking Statements" on page 19.


                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. UNKNOWN ADDITIONAL RISKS AND UNCERTAINTIES, OR ONES THAT WE CURRENTLY CONSIDER IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

Investors should assume that, even if not specifically stated within this prospectus, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline significantly, and you may lose all or part of your investment.

WE HAVE A HISTORY OF INCURRING NET LOSSES, WE EXPECT OUR NET LOSSES TO CONTINUE AS A RESULT OF PLANNED INCREASES IN OPERATING EXPENSES AND WE MAY NEVER ACHIEVE PROFITABILITY.

We have a history of losses. We have incurred operating losses since inception and had an accumulated deficit of $14,384,620 as of March 31, 2003. We incurred a net loss of $940,000 for the quarter ended March 31, 2003 as compared with a net loss of $337,000 for the quarter ended March 31, 2002. We incurred a net loss of $2,876,910 for the year ended December 31, 2002 as compared with a net loss of $2,736,877 for the year ended December 31, 2001. Such losses have resulted principally from expenses incurred from general and administrative costs and research and development costs incurred during our development efforts. The continued development of our business will require the commitment of substantial resources. The amount of our future net losses and the time required for us to reach profitability are uncertain. There is no assurance that we will ever generate revenue from our products or achieve profitability.

WE DO NOT HAVE ADEQUATE FUNDS TO EXECUTE OUR BUSINESS PLAN.

Our operations have never generated any revenues. Presently, we do not have adequate cash from operations or financing activities to meet our short-term or long-term needs. As of March 31, 2003 our current liabilities totaled $2,507,612, as compared to our current assets of $2,892 on that date. We do not have sufficient cash to pay most of our current obligations. Accordingly, we are actively seeking additional financing. There is no assurance that any financing will be available on terms acceptable to us, or at all. Based upon our present operating expenses, the commitment of our executive officers and consultants to accept shares of our common stock in lieu of cash payments, and our expectation that we will not immediately generate revenues from operations or other sources we believe we will be able to operate for a minimum of three months.

OUR AUDITORS HAVE EXPRESSED CONCERN ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent certified public accountants have issued their report dated April 14, 2003 on our financial statements as of December 31, 2002 and for the year then ended, which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern. Among the reasons cited by the independent public accountants for their doubt are the facts that we have suffered a significant loss from operations and have a net capital deficiency. Our ability to continue as a going concern depends on our ability to raise additional funds. There is no assurance that we will be able to raise sufficient funds to continue as a going concern.

WE DEPEND ON THE SUCCESS OF OUR SUBSIDIARIES' TECHNOLOGIES.

We depend entirely on the success of our subsidiaries' various technologies and their future applications, and future growth in revenues depends on the commercial success and acceptability of these products. There can be no assurances that they will be successful in completing the development or introduction of any of their products. Failure of current or planned products to operate as expected could delay or prevent their adoption.

WE DO NOT CONTROL CASCO, ONE OF OUR SUBSIDIARIES.

We currently own 40% of CASCO. During 2003, a consultant of CASCO completed the required services under a contract with CASCO and received stock which gave him a 20% equity position in CASCO. Also during 2003, the other minority shareholder of CASCO contributed licensing rights to certain technology and was granted a 15% additional equity position in CASCO. As a result, as of April 2003 we decreased our ownership of CASCO from 75% to 40% and our President, Andrew Benson, has been removed as the president and CEO of CASCO. Mr. Benson remains as a Director of CASCO. However, on June 13, 2003, we executed a non-binding term sheet and are negotiating the acquisition of that portion of the CASCO stock that we do not already own. The purchase price is to be determined by a valuation which is yet to be completed and will be payable in cash, our common stock, or a combination thereof, at our option. We cannot assure you that we will be able to agree with CASCO or close a transaction with CASCO.

If we fail to gain control over CASCO, we will not control the development of its technology, nor the introduction of any of its products to the market.

WE HAVE LIMITED HISTORICAL FINANCIAL DATA.

We have limited meaningful historical financial data upon which to base projected revenues and planned operating expenses and upon which investors may evaluate us and our business, operational and financial prospects. In addition, our operating expenses are largely based on anticipated revenue trends from prospective joint development of applications of CASCO's products and those projects earmarked for development through NECI, and a high percentage of our expenses are and will continue to be fixed such as compensation, research and development and sunk administrative expenses. Investors should consider the risks and difficulties frequently encountered by companies like ours that are involved in new and rapidly evolving markets. Our subsidiaries' ability to sell products, and the level of success, if any, we achieve, depends, among other things, on the level of demand for their technologies.

WE MUST RESPOND RAPIDLY TO TECHNOLOGICAL CHANGES.

If we do not respond rapidly to technological changes, our product concepts could become obsolete. The market for both high speed access technologies and those products within the telecommunications sector that deploy, monitor, and manage next generation advanced networks is likely to be characterized by rapid technological change, frequent new product introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. We may experience design, manufacturing and other difficulties that could delay or prevent our development, introduction or marketing of new products and applications relating to both CASCO and those of NECI.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY UNFAVORABLE ECONOMIC AND MARKET CONDITIONS.

Adverse economic conditions worldwide have contributed to slowdowns in the telecommunications and networking industries and may continue to impact our business, resulting in:

- Reduced or delayed demand for our products as a result of a decrease in capital spending by our customers, particularly service providers;

-        Increased price competition for our products;

-        Increased risk of excess and obsolete inventories; and

-        Higher overhead costs as a percentage of revenues.

If economic and market conditions in the United States and globally do not improve, or if they deteriorate further, our business may be adversely affected.

UNAUTHORIZED PARTIES MAY ATTEMPT TO USE OUR SUBSIDIARIES' PRODUCTS OR
TECHNOLOGY.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our subsidiaries' products or technology. Monitoring use of our subsidiaries' products is difficult and we cannot be certain that the steps they have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. If competitors are able to use our subsidiaries' technology, our subsidiaries ability to compete effectively could be harmed.

WE AND OUR SUBSIDIARIES MAY NOT HAVE ADEQUATELY PROTECTED OUR INTELLECTUAL PROPERTY RIGHTS.

Our subsidiaries do not own any patents or patents filing and their success depends on their ability to develop and sell products and services for which they may not have intellectual property rights. Our subsidiaries rely primarily on trade secret laws, copyright law, unfair competition law and confidentiality agreements to protect their intellectual property. To the extent that intellectual property law does not adequately protect our subsidiaries technology, other companies could develop and market similar products or services, which could adversely affect our business.

WE OR OUR SUBSIDIARIES MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR PROPRIETARY RIGHTS AND WE OR OUR SUBSIDIARIES MAY INCUR DEFENSE COSTS AND POSSIBLY ROYALTY OBLIGATIONS OR LOSE THE RIGHT TO USE TECHNOLOGY IMPORTANT TO OUR BUSINESS.

The technology and telecommunication industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of participants in our market increases, the possibility of an intellectual property claim against us could increase. Any intellectual property claims, with or without merit, could be time consuming and expensive to litigate or settle and could divert management attention from administering our business. A third party asserting infringement claims against us or our customers with respect to our current or future products may adversely affect us by, for example, causing us or our subsidiaries to enter into costly royalty arrangements, forcing us to incur settlement or litigation costs or preventing us or our subsidiaries from using technology we need to conduct our business.

WE WILL REQUIRE ADDITIONAL FINANCING.

At March 31, 2003, we had current assets of approximately $2,892, and current liabilities of $2,507,612.

On July 15, 2003, we signed a subscription agreement with William B. Brantley to purchase shares of our common stock at a purchase price per share to be determined for a total purchase price of $2,500,000. Under the Agreement, Mr. Brantley agreed to sign additional subscription agreements to execute this possible investment on a schedule to be determined by Mr. Brantley as we achieve business milestones solely established by Mr. Brantley. Mr. Brantley is not obligated to fulfill the total investment as described if we fail to achieve the milestones as to be determined by Mr. Brantley. Since we have not agreed with Mr. Brantley on the milestones, and Mr. Brantley has the sole discretion to determine the milestones and whether or not they are achieved, there are no assurances that we will receive any additional investments from Mr. Brantley.

To assist us and our subsidiaries in cash flow requirements we may seek subscriptions from the sale of our securities to private investors, although there can be no assurance that we will be successful in securing any investment from private investors at terms and conditions satisfactory to us, if at all. Based upon our present liquid resources and our present operating expenses, and if no revenues are generated from operations or other sources, we believe we will be able to operate for a minimum of three months. If additional funds are required, but cannot be raised, it will have an adverse effect upon our operations. To the extent that additional funds are obtained by the sale of equity securities, our shareholders are likely to sustain significant dilution.

WE ARE INVOLVED IN LITIGATION.

On October 29, 2001, we signed a Promissory Note with the law firm of Hunton & Williams due December 31, 2001 acknowledging monies owed Hunton & Williams amounting to $568,382. On January 7, 2002, we received a Notice of Default relating to the Promissory Note. We have not received any additional notices.

During 2002, we entered into several stock purchase agreements with Hickey Hill Partners LLC, Ashley Associates LLC and Miami Associates Investors, LLC (Investors) to purchase shares of our common stock. We discounted the purchase price based upon market conditions at the time of issuance of the stock and the immediately following several days. We are holding advances in the amount of $35,000 for which stock was not issued. We believe that the investors defaulted on the stock purchase agreements and the investors believe that we defaulted on the stock purchase agreements. Hickey Hill Partners LLC filed a lawsuit against us and our President in the Circuit Court of the 15th Judicial Circuit in and
for Palm Beach County, Florida.   On April 3, 2003, the court issued a default
judgment against us and our President in the amount of $64,352 that will bear interest at the rate of 6% a year and prejudgment interest of $1,716. Ashley Associates LLC filed a lawsuit against us and our President in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida. On July 22, 2003, the court issued a default judgment against us and our President in the amount of $27,420 that will bear interest at the rate of 6% a year and prejudgment interest of $4,035. Miami Associates Investors, LLC also filed a lawsuit against us and our President in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida for damages in the amount of $54,850 together with the awarding of treble damages, attorneys fees and interest. On April 24, 2003, the court determined that we and our President defaulted. A final judgment was not yet ordered.

On December 18, 2001 we entered into a short-term loan agreement with North Atlantic Partners, LLP for $120,000. Principal and interest on the loan were due April 15, 2002. The loan was secured by approximately 3.4 million shares of our stock owned and pledged by our President. On May 17, 2002, the investor filed suit against us and our President for the principal, accrued interest, legal fees and related damages. A liability in the amount of the principal, interest and legal fees was recorded on our balance sheet. This liability was reduced by the receipt of the pledged shares and has a current balance of approximately $56,398 at March 31, 2003. We issued our President 3,272,727 shares of common stock in August 2002 to replace his forfeited pledged stock.

On February 13, 2002, we entered into a stock sale agreement with a La Jolla Cove Investors, Inc., whereby we agreed to sell 5,000,000 shares of our common stock. The investor advanced $192,500 to us against the discounted market value of the shares. The projected re-sale proceeds of the stock were less than the amount previously advanced and the investor filed a breach of contract suit against us and our President on May 13, 2002. On August 2, 2002, the investor received a judgment against us and our President in the amount of $253,849, and applied proceeds from the sale of the stock issued in February 2002 of $111,471 leaving a balance due to the investor of $42,388 as of March 31, 2003. We issued the investor an additional 10,000,000 shares of common stock of which the net proceeds will be applied to the current balance.

In May 2003, a website named Our-Street.com alleged that a complaint had been filed against us and our principals with the Securities Exchange Commission
(SEC), the Attorney General's Office in the Commonwealth of Massachusetts and the Attorney General's Office in the State of North Carolina. On July 16, 2003, our legal counsel received a similar complaint by email from an unknown person who used a false identity. The complaint alleged securities law violations by us, our President, CASCO's Chief Executive Officer, and our former legal counsel. We further believe that the allegations mentioned in the complaint are baseless.

Additionally, we could become subject to litigation decisions regarding intellectual property rights, which could seriously harm our business and require us to incur significant costs. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights.

WE OWE EMPLOYEE PAYROLL TAXES FOR THE PAST THREE FISCAL YEARS.

We failed to file the required employee payroll tax returns and pay employee payroll taxes for the last three fiscal years. As a result, we have delinquent payroll tax liabilities and related estimated penalties and interest of up to approximately $41,000. Although we have not entered into any formal repayment agreements with the respective tax authorities, we plan to make these required payroll tax payments as soon as practicable. Our President has undertaken to personally pay any such delinquent payroll tax.

WE HAVE BEEN DEPENDENT ON LOANS FROM OUR PRESIDENT AND SOLE DIRECTOR AND SHAREHOLDERS IN ORDER TO PAY OPERATING EXPENSES.

In order for us to pay our operating expenses, including office rents, communication expenses, accounting and bookkeeping fees, printing and EDGAR preparation costs, publication costs, and other general and administrative expenses, we have been dependent upon funds provided by non-interest bearing loans from our President and sole director and shareholders. Additionally, we continue to be dependent upon the willingness of our President and employees and consultants to accept shares of our stock as compensation for continued services to us, which services we consider to be valuable and necessary to our continued operations.

WE FACE INTENSE COMPETITION.

We face intense competition for customers because the market for providing our subsidiaries' technology is highly competitive. Our subsidiaries' competitors consist of several well established companies, the substantial majority of which have significantly greater financial resources than we and our subsidiaries have, longer operating histories, well established reputations, and marketing and sales networks, and greater management and technical resources.

The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards, could render our subsidiaries' existing or future products obsolete. In developing our subsidiaries' products, we and our subsidiaries' have made, and will continue to make, assumptions about the standards that may be adopted by users. If the standards adopted are different from those that our subsidiaries have chosen to support, market acceptance of our subsidiaries' products may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of products incorporating new technologies and the emergence of new industry standards could render our subsidiaries' existing technology obsolete.

WE MAY BE ADVERSELY AFFECTED BY POTENTIAL ACQUISITIONS.

Any acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products or technologies.

We are currently negotiating the acquisition by merger all of the issued and outstanding capital stock of Broadband Mobile Technologies, Inc., a Texas corporation, in exchange for an amount, not yet determined, payable in cash, our common stock, or a combination thereof, at our option. If this transaction proceeds, we intend to organize, in Delaware, a wholly owned subsidiary to merge with Broadband Mobile Technologies, Inc. In the event that this transaction proceeds, we might issue stock that would substantially dilute our current shareholders' percentage ownership and might even result in a change of control over us.

In addition, on June 13, 2003, we executed a non-binding term sheet and are negotiating the acquisition of that portion of the CASCO stock that we do not already own. The purchase price is to be determined by a valuation which is yet to be completed and will be payable in cash, our common stock, or a combination thereof, at our option.

We may buy businesses, products or technologies in the future. In the event of any future purchases, we could issue stock that would substantially dilute our current shareholders' percentage ownership; incur debt; assume liabilities; incur amortization expenses related to goodwill and other intangible assets; or incur large and immediate write-offs.

Our operation of any acquired business will also involve numerous risks, including problems combining the purchased operations, technologies or products; unanticipated costs; diversion of management's attention from our core business; adverse effects on existing business relationships with suppliers and customers of the purchased organizations; risks associated with entering markets in which we have no or limited prior experience; and potential loss of key employees, particularly those of the purchased organizations. Our shareholders will not vote on any potential acquisitions (unless required by NASD regulations or applicable law) nor have the opportunity to review any potential acquisition candidate.

WE MAY FAIL TO REACH AN AGREEMENT OR CLOSE THE POTENTIAL ACQUISITION OF CASCO OR BROADBAND MOBILE TECHNOLOGIES, INC.

There are no assurances that we will be successful in reaching agreements with either CASCO or Broadband Mobile Technologies, Inc. Reaching an agreement will require addressing issues that were not yet discussed by the parties, and we might fail to agree on them.

Furthermore, any merger agreement that we might sign with CASCO or Broadband Mobile Technologies, Inc. may close only upon the occurrence of certain events that we cannot control.

OUR COMMON STOCK DOES NOT MEET THE CURRENT NASDAQ LISTING REQUIREMENTS FOR THE SMALLCAP(R) MARKET. IF WE ARE UNABLE TO MEET NASDAQ STOCK MARKET LISTING REQUIREMENTS, YOUR ABILITY TO BUY OR SELL OUR COMMON STOCK MAY BE IMPACTED.

Our common stock does not meet the current Nasdaq listing requirements for the SmallCap(R) Market. If we are unable to satisfy Nasdaq's listing requirements, our common stock will remain eligible for trading only on the NASD's Over-the-Counter Bulletin Board, established for securities that do not meet the Nasdaq SmallCap(R) Market listing requirements. Consequently, the liquidity of our common stock could be impaired, not only in the number of shares that could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of us, and lower prices for our shares than might otherwise be attained.

UNLESS AN ACTIVE TRADING MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

There has been no active trading market for our common stock. There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our common stock, and you may be unable to sell your shares. In addition, you may find it difficult to obtain accurate quotations as to the value of shares of our common stock and may suffer a loss of all or a substantial portion of your investment.

OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK" WHICH MAKES IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

The SEC has adopted regulations, which generally define penny stock to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Presently, the market price of our common stock is less than $5.00 per share. Therefore, the SEC "penny stock" rules govern the trading in our common stock. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:

-       A risk disclosure document;

-       Disclosure of market quotations, if any;

- Disclosure of the compensation of the broker and its salespersons in the transaction; and

- Monthly account statements showing the market values of our securities held in the customer's accounts.

The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer's confirmation. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Generally, brokers may be less willing to effect transactions in penny stocks. This may make it more difficult for investors to dispose of our common stock. This could cause our stock price to decline. In addition, the broker prepares the information provided to the broker's customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

WE DO NOT CURRENTLY HAVE ADEQUATE PERSONNEL TO MEET OUR LONG-TERM BUSINESS OBJECTIVES AND BELIEVE THAT OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN QUALITY KEY PERSONNEL THAT ARE IN HIGH DEMAND.

As of August 6, 2003, our subsidiaries and we have hired a total of 15 people who are either employees or independent contractors. Of these, 10 are focused on product engineering and development and 5 serve in administrative and senior management capacities. Our growth and success in good part depends on our ability to hire and retain highly qualified individuals in these areas as well as managerial, sales and operational personnel. All of these individuals are in high demand and we may not be able to attract the staff we need. In addition, the loss of the services of any of our senior management could have a material adverse effect on our business, financial condition and operating results.

WE DEPEND ON THE SERVICES OF KEY EXECUTIVES.

Our success largely depends on the efforts and abilities of key executives and consultants, including Andrew Benson, our President and sole Director. Mr. Benson maintains responsibility for our overall corporate strategy, including acquisitions. The loss of the services of Mr. Benson could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Benson.

In addition, if we successfully acquire Broadband Mobile Technologies, Inc., we expect to hire, in a key capacity, Phillip Barber, the current President of Broadband Mobile Technologies, Inc.. Mr. Barber has developed key technologies. The loss of the services of Mr. Barber could materially harm our business because of the cost and time necessary to develop the skills and expertise brought to us by Mr. Barber or to train a replacement. Such a loss would also divert management attention away from operational issues. We do not expect to maintain a key-man life insurance policy on Mr. Barber.

WE MAY BE UNABLE TO MANAGE OUR GROWTH.

Successful implementation of our business strategy will require us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

-       Implement changes in certain aspects of our business;

- Enhance our information systems and operations to respond to increased demand;

-       Attract and retain qualified personnel; and

- Develop, train and manage an increasing number of management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline. Additionally, any failure of our subsidiaries to develop and maintain their products if they experience rapid growth could significantly adversely affect their reputation and brand name which could reduce demand for their services and adversely affect our business, financial condition and operating results.

OUR PRESIDENT AND SOLE DIRECTOR HAS SIGNIFICANT INFLUENCE ON OUR COMMON STOCK AND COULD CONTROL OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OTHER SHAREHOLDERS.

Our President owns approximately 8.21% of our current outstanding common stock and is also our sole director. As a result, he controls our Board of Directors, influences our Company and directs our affairs and business, including the approval of significant corporate transactions. This concentration of ownership and control over the Board of Directors may have the effect of delaying, deferring or preventing a change in control of our Company and may make some transactions more difficult or impossible without the support of our President, including transactions in which our shareholders might otherwise receive a premium for their shares over then current market prices. Any of these events could decrease the market price of our common stock.

OUR SOLE DIRECTOR HAS THE POWER TO ISSUE ADDITIONAL SECURITIES WITHOUT THE CONSENT OF SHAREHOLDERS.

Our Sole Director has the power, without the consent of the shareholders, to issue additional shares of common stock or preferred stock for such consideration as may be permitted under New York law. Preferred stock may be issued with preferences or rights as to dividends, voting or liquidation which are superior to those of holders of common stock, see "Description of Securities."

THE SELLING SHAREHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

The selling shareholders have advised us that they intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 10,314,246 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

OUR EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR ISSUANCE OF SHARES IN CONNECTION WITH ACQUISITIONS AND FROM SALES OF SHARES PURCHASED THROUGH THE EXERCISE OF OPTIONS AND WARRANTS.

The issuance of shares pursuant to our planned acquisitions and the sale of shares pursuant to our outstanding options and warrants will have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares we will have to issue in connection with acquisitions and the less funding we will receive for the exercise of options and warrants, which could ultimately require us to seek additional funding faster than we would if our stock price was at a higher level.

THE PRICE YOU PAY TO PURCHASE OUR SHARES WILL FLUCTUATE.

The price you pay to purchase our shares will fluctuate based on the prevailing market price of our common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering. We cannot guarantee that you will be able to resell the shares of our common stock at or above your purchase price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

-       Quarterly variations in operating results;

- The progress or perceived progress of our research, development and sales efforts by our subsidiaries;

-       Changes in accounting treatments or principles;

- Announcements by our subsidiaries or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

-       Additions or departures of key personnel;

- Future public and private offerings or resale of our common stock or other securities;

- Stock market price and volume fluctuations of publicly-traded companies in general and development companies in particular; and

-       General political, economic and market conditions.

VOLATILITY OF TRADING MARKET MAY AFFECT YOUR INVESTMENT.

The market price for our securities is highly volatile. Factors, such as our financial results, introduction of new products in the marketplace, and various factors affecting the technology and telecommunication industry generally, including extreme volatility and extended steep declines in equity market values of other telecommunication-related publicly traded companies, as well as sharp declines in private equity valuations of telecommunication-related privately-held companies, may have a significant impact on the market price of our securities, as well as price and volume volatility affecting small and emerging growth companies, in general, and not necessarily related to the operating performance of such companies.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR SHARES OF COMMON STOCK, OUR SHAREHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We have never paid or declared any cash dividends on our common stock or other securities and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them, and then only if sold for a profit.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned acquisition efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to: (i) our and our subsidiaries' ability to obtain a meaningful degree of consumer acceptance for our subsidiaries' products and future products, (ii) our subsidiaries' ability to market their products and future products at competitive prices, (iii) our subsidiaries' ability to develop brand-name recognition for their products and future products, (iv) our subsidiaries' ability to develop and maintain an effective sales network, (v) our subsidiaries' success in forecasting demand for our subsidiaries' products and future products, (vi) our subsidiaries' ability to maintain pricing and thereby maintain adequate profit margins, (vii) our subsidiaries' ability to achieve adequate intellectual property protection for our products and future products and (viii) our and our subsidiaries' ability to obtain and retain sufficient capital for future operations.

The forward-looking statements contained in this prospectus are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that our subsidiaries will market and provide products on a timely basis, that our subsidiaries will establish customer relationships and retain customers, that there will be no material adverse competitive or technological change in conditions in our or our subsidiaries business, that demand for our subsidiaries' products will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, that there will be no material adverse change in our or our subsidiaries' operations or business or in governmental regulations affecting us or our subsidiaries' suppliers and other factors described above as risk factors. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the shareholders' shares offered by this prospectus. All proceeds from the sale of the shareholders' shares will be for the account of the selling shareholders.

                        DETERMINATION OF OFFERING PRICE

The selling shareholders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Consequently, we cannot determine what the actual offering price will be until the time of sale.

                                    DILUTION

The shares offered for sale by the selling shareholders are already outstanding and, therefore, do not contribute to dilution. As of August 6, 2003, there were options outstanding to purchase 865,000 shares of common stock at a weighted average exercise price of $0.137 per share and warrants to purchase 7,000,000 shares of common stock at a weighted average exercise price of $0.838 per share.

The issuance of shares pursuant to our planned acquisitions and the pursuant to the exercise of outstanding options and warrants will have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares we will have to issue in connection with acquisitions and the less funding we will receive for the exercise of options and warrants, which could ultimately require us to seek additional funding faster than we would if our stock price was at a higher level.

                            SELLING SECURITY HOLDERS

All of the shares of our common stock offered under this prospectus are being sold by the selling shareholders and not by us. We will not receive any of the proceeds from sales of shares offered under this prospectus. The selling shareholders acquired their shares from us in a series of private offerings and pursuant to the exercise of options to acquire shares of our common stock.

William b. Brantley has provided services as a website administrator (services) to us since october, 2002. On march 7, 2003, we signed a stock option agreement with mr. Brantley in consideration for his services. On april 23, 2003, mr. Brantley exercised his right under the stock option agreement to purchase 1,266,667 shares of our common stock for total consideration to us of $38,000. On june 9, 2003, mr. Brantley purchased, in a private offering, 2,631,579 shares of our common stock at $0.094 per share for total consideration to us of $250,000. On july 15, 2003, mr. Brantley purchased, in a private offering, an additional 4,166,000 shares of our common stock at $0.12 per share for a total of $250,000. On july 15, 2003, we signed a subscription agreement with william
b. Brantley to purchase shares of our common stock at a purchase price per share to be determined for a total purchase price of $2,500,000. Under the agreement, mr. Brantley agreed to sign additional subscription agreements to execute this possible investment on a schedule to be determined by mr. Brantley as we achieve business milestones solely established by mr. Brantley. Mr. Brantley is not obligated to fulfill the total investment as described if we fail to achieve the milestones as to be determined by mr. Brantley. Other than the services, which mr. Brantley has provided, and by virtue of being a shareholder and warrant holder, mr. Brantley does not hold currently and has not held any position, office or had any other material relationship with us, or any of our predecessors or affiliates within the past three years.

Lawrence A. Rybacki, is one of our shareholders. On July 15, 2003, Lawrence A. Rybacki purchased, in a private offering, 1,000,000 shares of our common stock at $0.088 per share for total consideration to us of $88,000. Mr. Rybacki does not hold currently and has not held any position, office or had any other material relationship with us, or any of our predecessors or affiliates within the past three years.

Leroy S. Bren, is one of our shareholders. On July 17, 2003, Leroy S. Bren purchased, in a private offering, 750,000 shares of our common stock at $0.114 per share for total consideration to us of $85,500. Mr. Bren does not hold currently and has not held any position, office or had any other material relationship with us, or any of our predecessors or affiliates within the past three years.

The PTR Group Inc. (PTR), has provided consulting services to CASCO since November, 2002. As a partial compensation for the services, we signed a stock option agreement with PTR on November 5, 2002. On May 19, 2003, PTR exercised its option to purchase 750,000 shares of our common stock in total consideration to us of $9,000. Effective as of June 13, 2003, we purchased back 250,000 shares of our common stock from PTR for a total consideration of $50,000. PTR does not currently have and did not have any other material relationship with us, or any of our predecessors or affiliates within the past three years.

Laurie A. Schaefer, William S. Schaefer, and David Baker are shareholders of Quantum Advanced Technologies, Inc. (QAT). Laurie A. Schaefer and William S. Schaefer are also directors of QAT. Laurie A. Schaefer is also an officer of QAT. QAT is one of our shareholders and a shareholder of CASCO. We sold a total of 4,000,000 shares of our Class A Preferred Stock to Quantum Advanced Technologies, Inc. (QAT) on July 26, 2002 for $40,000 and 150,000 shares of our Class B Preferred Stock to QAT on August 2, 2002, for $15,000. QAT has converted 2,000,000 shares or our Class A Preferred Stock and 75,000 shares of our Class B Preferred Stock into shares of our common stock. On July 9, 2003, we issued 2,900,000 shares of our common stock to QAT in connection with a stock purchase agreement and the exercise of option under a stock option agreement for a total consideration of $120,000. Subsequently, QAT has transferred its shares to Laurie A. Schaefer and William S. Schaefer. On May 7, 2003, we issued 750,000 shares of our common stock to David Baker pursuant to a subscription agreement. QAT also holds warrants to purchase up to 4,000,000 shares of our common stock. Laurie A. Schaefer, William S. Schaefer, and David Baker do not hold currently and have not held any other position, office or had any other material relationship with us, or any other predecessors or affiliates within the past three years.

All costs, expenses and fees in connection with the registration of the selling shareholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by a selling shareholder will be borne by the holder.

The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of August 6, 2003.

-----------------------------------------------------------------------------------------------------------------
Selling Shareholder     Ownership of Common Stock          Number of shares          Ownership of Common Stock
                          Before the Offering          Offered in this Prospectus       After the Offering
------------------------------------------------------------------------------------------------------------------
                          Shares (1)      Percentage (2)                              Shares (3)      Percentage (2)
                         -----------    ---------------                              ------------   -----------------
William B. Brantley(4)(5)  8,516,000          3.98%                 8,064,246          451,754            0.21%
Lawrence A. Rybacki        1,000,000          0.47%                 1,000,000                0            0.00%
Leroy S. Bren              1,110,000          0.52%                   750,000          360,000            0.17%
The PTR Group Inc.          500,000           0.23%                    50,000          450,000            0.21%
Laurie A. Schaefer(6)      1,925,000          0.90%                   275,000        1,650,000            0.77%
William S. Schaefer        1,150,000          0.54%                   100,000        1,050,000            0.49%
David Baker                  750,000          0.35%                    75,000          675,000            0.32%
Total                     14,951,000                               10,314,246
-------------------------------------------------------------------------------------------------------------------


(1) Assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each shareholder will own upon completion of this offering.

(2)     Based upon the number of shares outstanding on August 6, 2003.

(3)     Assumes the sale of all shares registered by this prospectus.

(4) Excludes 3,000,000 shares of our common stock issuable to Mr. Brantley pursuant to warrants held by Mr. Brantley that expire on June 9, 2006.

(5) Including 451,754 shares of our common stock which were over issued to Mr. Brantley in error. Mr. Brantley agreed verbally to return these shares to us for cancellation.

(6) We are currently in a disagreement with Ms. Schaefer in respect to the issuance of an additional 75,000 shares of our common stock upon a stock dividend.

                              PLAN OF DISTRIBUTION

The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected directly to purchasers by the selling shareholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers. If the selling shareholders effect such transactions by selling his shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We have informed the selling shareholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $40,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholders.

We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We advised the selling shareholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the registration statement accompanying this prospectus must be filed with the Securities and Exchange Commission. We have also informed the selling shareholders of the need for delivery of copies of this prospectus in connection with any sale of shares that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

                               LEGAL PROCEEDINGS

On October 29, 2001, we signed a Promissory Note with the law firm of Hunton & Williams due December 31, 2001 acknowledging monies owed Hunton & Williams amounting to $568,382. On January 7, 2002, we received a Notice of Default relating to the Promissory Note. We have not received any additional notices.

During 2002, we entered into several stock purchase agreements with Hickey Hill Partners LLC, Ashley Associates LLC and Miami Associates Investors, LLC (Investors) to purchase shares of our common stock. We discounted the purchase price based upon market conditions at the time of issuance of the stock and the immediately following several days. We are holding advances in the amount of $35,000 for which stock was not issued. We believe that the investors defaulted on the stock purchase agreements and the investors believe that we defaulted on the stock purchase agreements. Hickey Hill Partners LLC filed a lawsuit against us and our President in the Circuit Court of the 15th Judicial Circuit in and
for Palm Beach County, Florida.   On April 3, 2003, the court issued a default
judgment against us and our President in the amount of $64,352 that will bear interest at the rate of 6% a year and prejudgment interest of $1,716. Ashley Associates LLC filed a lawsuit against us and our President in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida. On July 22, 2003, the court issued a default judgment against us and our President in the amount of $27,420 that will bear interest at the rate of 6% a year and prejudgment interest of $4,035. Miami Associates Investors, LLC also filed a lawsuit against us and our President in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida for damages in the amount of $54,850 together with the awarding of treble damages, attorneys fees and interest. On April 24, 2003, the court determined that we and our President defaulted. A final judgment was not yet ordered.

On December 18, 2001 we entered into a short-term loan agreement with North Atlantic Partners, LLP for $120,000. Principal and interest on the loan were due April 15, 2002. The loan was secured by approximately 3.4 million shares of our stock owned and pledged by our President. On May 17, 2002, the investor filed suit against us and our President for the principal, accrued interest, legal fees and related damages. A liability in the amount of the principal, interest and legal fees was recorded on our balance sheet. This liability was reduced by the receipt of the pledged shares and has a current balance of approximately $56,398 at March 31, 2003. We issued our President 3,272,727 shares of common stock in August 2002 to replace his forfeited pledged stock.

On February 13, 2002, we entered into a stock sale agreement with a La Jolla Cove Investors, Inc., whereby we agreed to sell 5,000,000 shares of our common stock. The investor advanced $192,500 to us against the discounted market value of the shares. The projected re-sale proceeds of the stock were less than the amount previously advanced and the investor filed a breach of contract suit against us and our President on May 13, 2002. On August 2, 2002, the investor received a judgment against us and our President in the amount of $253,849, and applied proceeds from the sale of the stock issued in February 2002 of $111,471 leaving a balance due to the investor of $42,388 as of March 31, 2003. We issued to the investor an additional 10,000,000 shares of common stock of which the net proceeds will be applied to the current balance.

In May 2003, a website named Our-Street.com alleged that a complaint had been filed against us and our principals with the Securities Exchange Commission
(SEC), the Attorney General's Office in the Commonwealth of Massachusetts and the Attorney General's Office in the State of North Carolina. On July 16, 2003, our legal counsel received a similar complaint by email from an unknown person who used a false identity. The complaint alleged securities law violations by us, our President, CASCO's Chief Executive Officer, and our former legal counsel. We further believe that the allegations mentioned in the complaint are baseless.

In addition, we failed to file the required employee payroll tax returns and pay employee payroll taxes for the last three fiscal years. As a result, we have delinquent payroll tax liabilities and related estimated penalties and interest of up to approximately $41,000. Although we have not entered into any formal repayment agreements with the respective tax authorities, we plan to make these required payroll tax payments as soon as practicable. Our President has undertaken to personally pay any such delinquent payroll tax.

        DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

1) Our directors, executive officers and significant employees as of August 6, 2003 were as follows:



Name              Age         Position                     Position Since
--------------------------------------------------------------------------
Andrew Benson     48          President, Sole Director     1999


ANDREW BENSON, OUR PRESIDENT AND SOLE DIRECTOR

Mr. Benson has served as our President and Sole Director since January, 1999. Mr. Benson was formerly the President & CEO of Video Sentry Corporation, a business that developed and manufactured the SentryVision CCTV System. Video Sentry Corporation was founded and incorporated in 1990, introduced its line of SentryVision systems into the marketplace in 1992, and ultimately launched an IPO in October, 1994.

VideoSentry Corporation was merged with Knogo North America in February,
1997, forming a new corporation named Sentry Technology Corporation. Mr. Benson worked with Sentry Technology Corporation as a consultant from February, 1997 to December, 1998. Mr. Benson joined Georgetown Ventures LLC, which funded the formation of DataMEG Corp. in January, 1999.

2) The directors, executive officers and significant employees of our subsidiary, Cascommunications, Inc. are as follows:

Name                    Age             Position             Position Since
---------------------------------------------------------------------------
Andrew Benson           48              Director                     2001
Anthony Hobbs-Boiardi   37              President and Director       2001
Richard Liebhaber       72              Director                     2003

ANDREW BENSON, DIRECTOR, CASCOMMUNICATIONS, INC.

Mr. Benson has served as a Director of CASCO since August, 2001.

ANTHONY HOBBS-BOIARDI, PRESIDENT AND DIRECTOR, CASCOMMUNICATIONS, INC.

Mr. Hobbs-Boiardi has served as the President and as a Director of CASCO since August, 2001. Mr. Hobbs-Boiardi led the formation and development of the Quantum Advanced Technologies project since January, 1998. Mr. Hobbs-Boiardi started his career as an Accounting Manager within the retail food and food distribution industries in the United Kingdom with Safeway and Christian Salvesen. He then moved into private entrepreneurial business activities. Mr. Hobbs-Boiardi was a Management Accountant and shareholder in Alto Seating Systems, a British based sports seating company that provided seats to world class sporting events including Atlanta Olympics, until he left in to head up the Quantum Project. Mr. Hobbs-Boiardi is a 1988 Oxford graduate, and a qualified Associate Chartered Management Accountant.

RICHARD LIEBHABER, DIRECTOR, CASCOMMUNCATIONS, INC.

Mr. Liebhaber has served as a Director of CASCO since March, 2003. Mr. Liebhaber brings over 40 years of experience in the telecommunications and high-tech industries to CASCO. Mr. Liebhaber went to work for IBM upon his graduation from New York University and rose to the position of IBM Director of Business Development and Policy, reporting directly to the CFO. Mr. Liebhaber retired from IBM in 1985. Mr. Liebhaber joined MCI in November, 1985. He served as Executive Vice President and Chief Technology Officer through May, 1995. From 1995 to 2001, Mr. Liebhaber served as a Managing Director for Veronis, Suhler & Associates, a Manhattan-based merchant bank specializing in the media and communications industries. Mr. Liebhaber was a co-founder of Qwest Communications, Inc. where he served on its Board of Directors from its inception through January, 2000. Mr. Liebhaber serves on the Board of Directors of KPN/Qwest Inc., the European joint venture between KPN and Qwest, Brightlink Networks, Inc., Sylantro Systems, Inc., ART Communications, Avici Systems, Inc. (Nasdaq: AVCI), and Rare Medium Group and JDS Uniphase (Nasdaq: JDSU). Mr. Liebhaber graduated from New York University.

3) The directors, executive officers and significant employees of our subsidiary, North Electric Company, Inc. are as follows:

Name                       Age      Position                  Position Since
----------------------------------------------------------------------------
Dan Ference                 54      Chief Executive Officer       2003
                                    and Sole Director,
                                    North Electric Company, Inc.


DAN FERENCE, CHIEF EXECUTIVE OFFICER AND SOLE DIRECTOR, NORTH ELECTRIC COMPANY, INC.

Mr. Ference was appointed Chief Executive Officer and Sole Director of NECI effective March, 2003. He has served as the President and Chief Operating Officer of North Electric Company from September, 2001 until March, 2003. Mr. Ference has over 27 years experience in the communications industry with various voice and data products and technologies including almost 20 years managing R & D programs and centers. From May, 1994 to June, 2001, Mr. Ference was Vice President of Fujitsu Network Communications' Raleigh, NC Development Center, where he was responsible for overall Development Center Operations and the Network Management and related Network Element development programs. Prior to this, his career included serving at Bell Laboratories, ITT Network Systems, CIT, Alcatel, and Nortel, Inc. Mr. Ference holds a BS degree from Penn State University and an MS degree from Ohio State University both in Electrical Engineering.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the following information about the beneficial ownership of our common stock as of August 6, 2003 by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of the outstanding common stock other than as set forth in the following table. Unless otherwise indicated, the address of each named beneficial owner or executive officer is c/o DataMEG Corp., 20 Park Plaza, Suite 463, Boston, MA 02116.

Name and Addresses            Number of Shares
of Beneficial Owner (1)      of Common Stock Owned      Percentage (2)
---------------------------------------------------------------------
Andrew Benson                   17,605,873                  8.22%

La Jolla Cove Investors, Inc.
7817 Hersphel Ave.              16,000,000                  7.47%
Suite 200
La Jolla, CA 92033
-------------------------------------------------------------------

Name and Addresses
of Director or Executive Officer
-----------------------------------------------------------------
Andrew Benson                   17,605,873                  8.22%
Dan Ference                      3,348,000                  1.56%
Anthony Hobbs-Boiardi                    0                     0%
Richard Liebhaber                        0                     0%

All Directors and Executive
Officers as a Group (4 persons) 20,953,873                  9.79%

(1) Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days after August 6, 2003 upon the exercise of warrants or options or the conversion of convertible securities.

(2) Each beneficial owner's, Director's or Executive Officer's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days after August 6, 2003, have been exercised.

                           DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 340,000,000 shares of Common Stock, par value $0.01 per share, of which 214,075,254 shares were issued and outstanding as of August 6, 2003, and 10,000,000 shares of preferred stock of several classes, par value $0.01 per share, 2,075,000 of which were issued and outstanding as of August 6, 2003.

The following description of our securities is a summary only and may omit certain information that may be important to you. For more complete information, you should read our Restated Certificate of Incorporation and its amendments, together with our corporate By-Laws and any Certificates of Designations we may file.

COMMON STOCK

Our Certificate of Incorporation authorizes the issuance of 340,000,000 shares of common stock, $0.01 par value per share. Of this amount, 214,075,254 shares were issued and outstanding as of August 6, 2003. Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our shareholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available after the requirements with respect to preferential dividends, if any, on the preferred stock shall have been met. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, after distribution in full of the preferential amount, if any, to be distributed to the holders of preferred stock, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

PREFERRED STOCK

Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.01 par value per share, the designation and rights of which are to be determined by our Board of Directors. As of August 6, 2003, 2,075,000 shares of Preferred Stock were issued and outstanding.

Our Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs that may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in our Certificate of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock that would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right that may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock that we may issue. Our Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

CLASS A CONVERTIBLE PREFERRED STOCK

We have authorized and issued 4,000,000 shares of Class A Preferred Stock (Class A Preferred), of which 2,000,000 shares were converted into shares of our common stock and 2,000,000 shares were issued and outstanding as of August 6, 2003. The Class A Preferred has identical rights to our common stock, including the right to vote as a single class with our Common Stock at a rate of one vote per share of Class A Preferred. The Class A Preferred is convertible into shares of our Common Stock at a ratio of two shares of Common Stock for each share of Class A Preferred. One half of the shares of Class A Preferred have been converted and the remaining shares are convertible upon completion, to our satisfaction, of a fully-operational CASCO product prototype.

CLASS B CONVERTIBLE PREFERRED STOCK

We have authorized and issued 150,000 shares of Class B Preferred Stock (Class B Preferred), of which 75,000 shares were converted into shares of our common stock, and 75,000 shares were issued and outstanding as of August 6, 2003. The Class B Preferred has identical rights to our common stock, including the right to vote as a single class with our Common Stock at a rate of one vote per share of Class B Preferred. The Class B Preferred is convertible into shares of our Common Stock at a ratio of twenty shares of Common Stock for each share of Class B Preferred. One half of the shares of Class B Preferred have been converted and the remaining shares are convertible upon completion, to our satisfaction, of a fully-operational CASCO product prototype.

WARRANTS

We have issued and outstanding warrants to purchase up to 7,000,000 shares of our common stock.

Quantum Advanced Technologies, Inc. holds warrants to purchase up to 4,000,000 shares of our common stock at $1.13 per share.

An additional three warrants, each granting the holder the right to purchase 1,000,000 shares of our common stock, were issued to one of the selling shareholder, William B. Brantley, on June 9, 2003. Each of the three warrants entitles the holder to purchase 1,000,000 shares of our common stock at a price per share equal to $0.20, $0.15, and $0.10 respectively. These warrants are exercisable at any time prior to June 9, 2006.

Any warrant holder who does not exercise prior to the expiration date will forfeit the right to purchase the common stock underlying the warrants, and after the expiration date, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

The exercise price and number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights afforded to our shareholders.

We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 14E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants.

OPTIONS

In July, 2000, we adopted a stock incentive plan for employees. The maximum number of shares which may be awarded under the plan is 3,000,000. Any person deemed eligible by the Stock Incentive Committee may receive shares or options under the plan; option awards may be in the form of an incentive option or a nonqualified stock option. Stock options issued under the plan vest over several years, unless accelerated by the Stock Incentive Committee. Pursuant to the plan, as of August 6, 2003, we granted options to employees and consultants to purchase up to 815,000 shares of our common stock, all of which were exercised.

In addition, we granted options to consultants to purchase up to 10,416,187 shares of our common stock at prices ranging from $0.012 to $5 per share. Of these options, as of August 6, 2003, options to purchase up to 9,055,238 shares were exercised, and options to purchase 495,949 shares expired. The remaining options to purchase up to 865,000 shares expire between August 2005 and October 2008.

TRANSFER AGENT

The transfer agent for the common stock is Fidelity Transfer Company of Salt Lake City, Utah and its telephone number is (801) 484-7222.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

No Experts or Counsels were hired by us in connection with this registration statement on a contingent basis and will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer, or employee, of the Company.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as well as our By-Laws, provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of New York, as well as is described in the Certificate of Incorporation and the By-Laws. These sections generally provide that we may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to us.

Insofar as indemnification for liabilities arising under the Securities
Act of 1933 as amended may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                      ORGANIZATION WITHIN LAST FIVE YEARS

We are a New York corporation and were incorporated in October, 1982 as The Viola Group, Inc. (the Parent). In August 2000 we exchanged 90% of our common stock for 100% of the stock of DataMEG Corp., a Virginia corporation (the Subsidiary) that was incorporated in January 1999. We subsequently changed our name to DataMEG Corp. and are the successor in business operations of the Subsidiary.

As a result of the August 2000 exchange, the pre-exchange shareholders of the Parent owned in the aggregate, 3,300,007 shares as of the date of the share exchange. The pre-exchange shareholders of the Subsidiary owned, as a result of the share exchange, 90% of the issued and outstanding common stock of the Parent, equaling approximately 29,700,627 shares as of the date of the share exchange. In addition, the Subsidiary was required to pay consulting fees totaling $250,000 to an officer of the Parent and assume tax liabilities totaling approximately $30,000.

We were initially developing a technology that was referred to as Communications Acceleration System (CAS), that was aimed to be used for data transfer over Plain Old Telephone Service (POTS) at high rates.

On September 13, 2001, CASCO was incorporated and was further developing CAS with us. At around September 2002, the development of CAS shifted entirely to CASCO. The industry trend and the economy at the end of 2002 caused CASCO to re-focus its efforts and CASCO decided to develop the Multi Phase Poly Tone Communication (MPTC) for cable operators.

Originally, CASCO issued 6,666,666 shares to a minority owner and 20,000,000 shares to us, which represented 75% ownership of CASCO with the minority owner owning the remaining 25%.

During 2003, a consultant of CASCO completed the required services under a contract with CASCO and received stock which gave him a 20% equity position in CASCO. Also during 2003, the other minority shareholder of CASCO contributed licensing rights to certain technology and was granted a 15% additional equity position in CASCO. As a result, as of April 2003 we decreased our ownership of CASCO from 75% to 40% and our President, Andrew Benson, was removed as the president and CEO of CASCO. Mr. Benson remains as a Director of CASCO. However, on June 13, 2003, we executed a non-binding term sheet and are negotiating the acquisition of that portion of the CASCO stock that we do not already own. The purchase price is to be determined by a valuation which is yet to be completed and will be payable in cash, our common stock, or a combination thereof, at our option.

We executed a merger agreement with NECI, headquartered in Raleigh, North Carolina, on December 10, 2001. The terms of the agreement required us to issue 15,000,000 shares of restricted common stock (Stock Consideration) to NECI shareholders and pay $400,000 to NECI's majority shareholder. Furthermore, under the merger agreement, the merger would become effective on the first date on which both: (a) the Securities and Exchange Commission declares effective the Registration Statement registering the Stock Consideration and (b) we have funding available in the amount of two million five hundred thousand dollars ($2,500,000) to be made available to NECI in monthly increments of four hundred thousand dollars ($400,000). On March 3, 2002 we and NECI entered an amendment to the merger agreement, which effectively waived all of the above noted conditions to the final merger except for the 15,000,000 shares that were issued. Articles of merger were filed in April 2002 in the state of North Carolina.

As a result of this transaction, NECI became our wholly owned subsidiary. In addition, the purchase consideration included the payment of $150,000 in cash and the issuance of 1,430,000 shares of our common stock to NECI, prior to the merger, to support NECI's operations prior to the merger. The acquisition has been accounted for under the purchase method. The total purchase price of approximately $1,090,000 includes cash of $150,000, common stock valued at approximately $483,000 and liabilities assumed of approximately $457,000. Of the purchase price, approximately $13,000 was allocated to property and equipment and miscellaneous current assets, approximately $207,000 was allocated to goodwill and approximately $870,000 was allocated to in-process research and development. The in-process research and development was charged to research and development expenses as of the date of the merger. The purchase price allocation was based upon an independently performed valuation. The value allocated to in-process research and development was based upon an analysis of discounted estimated future cash flows. Technological feasibility of the in-process research and development had not been established and had no alternative future use. We believe that the replacement cost for the in-process research and development would not be substantially less than the $870,000. The consolidated statement of operations for 2002 includes the operations of NECI from April 24, 2002 through December 31, 2002. None of the goodwill will be recorded for income tax purposes. As a result of the acquisition, we acquired goodwill of approximately $207,000. This was due to the value of NECI based upon discounting future cash flows expected to be received as NECI is able to market its software products.

NECI is a development stage enterprise that commenced operations during October, 2001. Had the purchase occurred on January 1, 2002, the net loss reported in the consolidated statement of operations would have increased by approximately $625,000 to approximately $3,502,000. Net loss per common share, basic and diluted, would have been approximately $0.04 per share. Most of the increase in expenses would be attributable to increased research and development expenses.

We are currently negotiating the acquisition by merger all of the issued and outstanding capital stock of Broadband Mobile Technologies, Inc., a Texas corporation, in exchange for an amount, not yet determined, payable in cash, our common stock, or a combination thereof, at our option. If this transaction proceeds, we intend to organize, in Delaware, a wholly owned subsidiary to merge with Broadband Mobile Technologies, Inc.

On July 15, 2003, we signed a subscription agreement with William B.
Brantley to purchase shares of our common stock at a purchase price per share to be determined for a total purchase price of $2,500,000. Under the Agreement, Mr. Brantley agreed to sign additional subscription agreements to execute this possible investment on a schedule to be determined by Mr. Brantley as we achieve business milestones solely established by Mr. Brantley. Mr. Brantley is not obligated to fulfill the total investment as described if we fail to achieve the milestones as to be determined by Mr. Brantley. Since we have not agreed with Mr. Brantley on the milestones, and Mr. Brantley has the sole discretion to determine the milestones and whether or not they are achieved, there are no assurances that we will receive any additional investments from Mr. Brantley.

See also the Section titled: "Certain Relationships and Related Transactions" below for additional information regarding the above-mentioned transactions.

                            DESCRIPTION OF BUSINESS

 OVERVIEW

We are a technology holding company focused through our subsidiaries on developing new technologies, software applications, and products primarily serving the telecommunications sector.

We have two subsidiaries: Cascommunications, Inc., a Florida corporation (CASCO), of which we own 40%, and North Electric Company, Inc., a North Carolina corporation (NECI), which we wholly own.

As of the date of this prospectus we had a one employee and one independent contractor. Of these, one is full time employee. Both the employee and the independent contractor serve in administrative and senior management capacities.

CASCO is developing silicon systems for broadband signaling transmission systems. CASCO's initial focus is in developing fiber optic speeds over the existing "Last Mile" cable access infrastructure. CASCO is attempting to bring to market a new class of high speed, last mile modulation protocol called Multi Phase Poly Tone Communication (MPTC), which is based on the novel application of analog tonal waveforms placed in specific combinations. MPTC delivers new advantages to the cable operator compared to existing last mile high-speed modulations.

NECI focuses on becoming a provider of network assurance solutions and services. NECI is developing software that will provide customer solutions that cover the traditional Time Division Multiplex (TDM) voice, Internet Protocol
(IP) voice and converged voice and packet networks. Networks that deploy Multi Protocol Label Switching (MPLS) technology receive additional fault isolation and related benefits using NECI innovation developed system solutions. These solutions apply to wire line, wireless and cable infrastructures. The NECI solutions will enable service providers and network operators to efficiently introduce new services and to quickly and automatically determine if their network is meeting its quality and Service Level Agreement (SLA) expectations, while lowering network operational costs.

CASCO

CASCO is developing silicon systems for broadband signaling transmission systems. CASCO's initial focus is in developing fiber optic speeds over the existing "Last Mile" cable access infrastructure.

     PRODUCTS

CASCO plans to bring to market a new class of high speed, last mile modulation protocol called Multi Phase Poly Tone Communication (MPTC), which is based on the novel application of analog tonal waveforms placed in specific combinations. MPTC can deliver significant new advantages to cable operators compared to existing last mile high-speed modulations.

With MPTC, cable operators are closer to delivering the maximum digital capacity allowed by physics, as defined in Shannon's Law, and can be configured to virtually deliver near-fiber optic speeds from the existing cable plant.

CASCO's implementation of MPTC, if successful, is expected to be cost effective delivering significantly more than the current digital capacity at a lesser cost of existing solutions in last-mile applications and enabling near-fiber speeds and Quality of Service (QOS), providing the fattest data pipe available. Fatter pipes translate directly to higher density ports, smaller footprints, less power, and less cost of management.

    CASCO addresses cable operators' needs such as:

- To enhance customer satisfaction and retain / attract subscribers by enabling new classes of highly reliable multi-media services;

- Increase digital program "choice" capacity through the cable plant to compete with satellite and alternative broadband solutions, such as DSL;

-   Offer Video on Demand (VOD) services with wide selections;

-   Offer HDTV;

-   Increase downstream digital capacity to support streaming IP services;

- Increase upstream digital data capacity, bandwidth parsing and management, and timing sensitive data traffic controls to support Voice over IP (VoIP);

    and

-   Offer symmetric services for small businesses and enterprises.

All the above requirements directly relate to creating more digital choice for subscribers. More digital choice is created by cost effectively managing radio frequency (RF) bandwidth and expanding digital capacity. CASCO believes its technology can provide a cost effective solution for significantly expanding digital capacity in cable networks.

    DESCRIPTION OF THE MARKET

Over ten million subscribers in North America and throughout the world receive their daily broadcast media services through wire-line cable infrastructure. Many of those subscribers also receive high-speed broadband IP or Internet services through the same infrastructure. The underlying cable infrastructure, the equipment, deployment, operation and maintenance, represent an investment totaling billions of US dollars. Fundamental to the cable infrastructure, at its most basic physical level, is the core transmission technologies that enable data transmission over the wire-line. CASCO technology addresses this fundamental transmission level.

In connection with the transmission of information for the cable operators to homes, existing cable plant divides the RF pass band into legacy slices of 6 MHz-wide channels. North America uses 6 MHz, Europe uses up to 8 MHz. The description here will be based on 6 MHz channel sizes.

For each digitally modulated 6 MHz channel, there is a series of pieces of rack-mounted equipment or functions, the last two of which are a Quadrature Amplitude Modulation (QAM) modulator and an Upconverter. The QAM modulator contains a function that takes MPEG 2, a multi-media digital standard, Transport Stream packets as input and produces MPEG2-TS packets over the cable industry standard Intermediate Frequency (IF). The Upconverter takes the IF as input and produces tunable RF to place the channel in its assigned place in the downstream passband.

The backend network of the headend can connect to a Metropolitan Area Network (MAN) capable of switching multi-gigabits per second of information. Those speeds must be significantly dropped down via an Add/Drop Multiplexer
(ADM). The slower rates are fed to a MPEG switch, which assigns MPEG program streams to their assigned downstream digital channels.

On the home side, there is a function within the set top box or cable modem which takes the RF from a single channel and converts it to an MPEG2-TS packet stream. Set Top boxes enjoy downstream peak raw speeds of 30 Mbps (64QAM) or 42 Mbps (256QAM). Cable modems are typically configured for 30 Mbps speeds.

CASCO's anticipated headend products are similar in function in that digital MPEG-TS packets are taken as input and modulated IF is produced as output. The key difference is that the data capacity of the MPTC enabled downstream channel is designed to achieve 109.0 - 150 Mbps within a single 6 MHz channel.

These new functions may be provided as a new box or as a blade upgrade to an existing box. In either case, CASCO's technology is designed to provide over 3.5x the digital capacity using the same 64QAM modulation. The receiving home would require the appropriate CASCO technology customer premises equipment to properly decode the signal.

The cable subscriber sees more digital choice and lower delay. The cable operator sees more digital capacity at a lower cost of transport.

The MPTC enjoys possible more scalability to the side of the home over existing cable network. Cable operators can scale to more Mbps digital capacity under the following conditions:

   (a) The premise of MPTC 109 - 150 Mbps is based on a single 6 Mhz Channel. We expect that premium access channels could be added to even double and triple the throughput rates.

   (b) Existing broadcast, multicast, VOD, DOCSIS, HDTV services continue to operate within the framework of MPTC systems. CASCO's technology permits operation in either direction (upstream or downstream) on the same media without the use of additional equipment.

     DRIVERS FOR INCREASED BANDWIDTH

CASCO believes that technology and technological advancements are crucial drivers of our economy and they are shaping our society in many ways. Advancements affect everything from personal relationships to how we choose to spend our leisure time. CASCO anticipates that the delivery of many products and services to consumers will undergo dramatic changes during the next decade. Retail space and news circulation, to name a few, are on the verge of trying to re-invent themselves.

With more businesses moving towards e-commerce distribution channels, the need for improved access speeds is vital to the delivery of goods and services to the e-marketplace. On-line transactions and information transfer are being driven by the growing desire of network users, and improved speed will likely increase the number of transactions and increase the benefits derived by companies employing e-commerce.

It is this new technological frontier driven by the rapid development of the e-commerce marketplace, with a strong desire for quick data access, improved phone services and video applications, which underpins CASCO.

     INDUSTRY CHARACTERISTICS AND TRENDS

Within the domestic and international telecommunications marketplace, telecommunications service providers are using their significant capital budgets to bolster competition in the industry and among opposing technologies.

Improvements to advanced technology networks (ATN), dense wavelength divisions multiplexing and improved MHz processors, are examples. Fiber optic lines are being installed and mergers of complementary product-lines searching for synergies within product offerings are changing the landscape for high-speed data transmission.

The current landscape is divided into two market segments: wired and wireless. Within these two segments competition among wired phone, wireless and cable are commonplace. Access to customers, through the often-described "last mile", is causing competitive pressure and much inter-industry competition.

Within each segment there are proponents for different digital standards as the industry evolves into a broadband platform. Many providers of network capabilities are studying their options for upgrading or developing new networks, such as data networking based on Internet Protocol (IP), in an attempt to bring broadband access to its existing and prospective customers.

The growth of Internet traffic has demanded that communication service providers replace their voice networks with more efficient, data-oriented cell or packet-based networks. However, many billions have already been invested in existing networks; the implication of major shifts in direction arguably is not a feasible option.

On the retail side, the drive for improving broadband access is that consumers are spending more time at home on the Internet, and they are demanding faster and more affordable access speed. The two primary broadband product solutions are cable modems and digital subscriber line technologies (DSL). Their primary function is to boost network capacity. Both of these technologies are geared towards the booming residential and business markets that seek greater bandwidth between users and Internet service providers. The consumer outlay for these services typically starts at $40 per month.

Cable modems promise connection speeds of up to 30 Mbps. These modems are sold separately or can be packaged into set-up boxes. A drawback of this technology is that the cable networks are not yet equipped to handle two-way traffic.
Until upgrades are complete, cable modems will be limited to specific markets. The rollout of digital cable boxes to replace the analog boxes is fast underway. These boxes provide subscribers with better quality services.

It is CASCO's view that the major challenges facing this industry are to: (i) satisfy the need for increased capacity within the system, and (ii) improve the quality and breadth of services. We believe that the telecommunications industry is benefiting from the product replacement cycle underway and with new technologies and processes being sustained, improvements are commonplace.

Many high-speed digital communications systems have been developed over the last 50 years. The primary focus of these systems has been to provide an increasing bandwidth (speed), high-reliability link in a marginal communications environment. CASCO is developing a novel approach to a new modulation scheme that should result in increased bandwidth on a coaxial cable physical plant such as a CATV distribution system.

     COMPETITION

The cable infrastructure global marketplace for CASCO's technology is mature and entrenched by some of the largest telecommunications equipment providers in the world. Global technical standards for cable infrastructure products are established and well defined, though adherence is geographically spotty. Improvement and change to cable system technical standards is very slow and deliberate. Competition for equipment development and sales is dominated by a few, very large global telecommunications providers. However, most equipment is produced through outsourced manufacturing contracts overseas. Some small competitors continue to innovate in the marketplace with limited success. While consumer premises devices are commodity items, major cable infrastructure components are expensive proprietary, if standards based, products.

CASCO's penetration of the market in the face of this entrenched, resourceful, well funded competition is problematic and CASCO can make no guarantee of success.

     STATUS OF DEVELOPMENT

Until the end of 2002, CASCO was developing a technology which was initially owned by us and that was referred to as Communications Acceleration System
(CAS), and was aimed to be used for data transfer over Plain Old Telephone Service (POTS) at high rates. The industry trend and the economy in the end of 2002 caused CASCO to re-focus its efforts and CASCO decided to develop the Multi Phase Poly Tone Communication (MPTC) for cable operators.

The MPTC development effort has successfully passed recognizable signals on a coaxial cable setup. The setup consists of a software generated signals produced by a high speed signal generator which are then captured on a system with software analysis of the captured signals. The second part of the laboratory testing is now underway and will test and characterize the MPTC signals using conventional CATV "head-end" modulation and demodulation equipment. These results, and report, will be used as the basis for the completion of specifications for a detailed design, development and deployment of a CATV-based beta test system. To date, the results have been positive and we are continuing our software development which models the high speed hardware system to be used in the beta system that will generate and detect/decode the MPTC symbols.

     INTELLECTUAL PROPERTY

CASCO does not have any patents or patent filings. CASCO's intellectual property is principally protected by copyright and trade secret laws.

     RESEARCH AND DEVELOPMENT

For the years ended December 31, 2001 and 2002, research and development expenses related to the development of CASCO's technology were approximately $612,000 and $40,000, respectively. For the three months ending March 31, 2003, research and development expense related to the development of the CASCO's technology was approximately $28,000.

     EMPLOYEES

As of August 6, 2003, CASCO had two employees. Of these, one works strictly with the research and development of the CASCO's technology and the other serves in a senior management capacity.

NECI

NECI is a software company established with the vision to provide a single, cost effective network assurance solution that verifies end-to-end network performance through verification of various critical parameters as well as verification of network hardware, system provisioning and operation.

NECI products, combine NECI developed software and third party hardware.
The NECI initial market is wireline; however these same products can then be evolved in the future to address the cable and wireless markets by simply integrating new physical interface types and signaling implementations.

      PRODUCTS

        1)   QoS Active Test System

             QoS Active Test System is a network assurance solution, combining NECI software and third party hardware that provides an end-to-end view of what specific network users are experiencing and ensures through automatic fault isolation and validation of corrective actions that the quality of service is meeting the Service Level Agreement (SLA) for the network user.

        2)   MPLS Monitor and Test product

             MPLS Monitor and Test product is also a network assurance solution, combining NECI software and third party hardware that provides network hardware auto-discovery and isolation of failures for emerging new technologies such as Multi-Protocol Label Switching
            (MPLS) viewed by many as a Quality of Service (QoS) necessity in the packet based (IP) world.

     DESCRIPTION OF PRIMARY INDUSTRY

MPLS is a standards-approved technology for speeding up network traffic flow and making it easier to manage. MPLS involves setting up a specific path for a given sequence of packets, identified by a label put in each packet, thus saving the time needed for a router to look up the address to the next node to forward the packet to. MPLS deployments are numerous and growing and include among others the following organizations -- AT&T, British Telecom, Cable & Wireless, China Unicom, Concert, Equant, France Telecom Global One, Global Crossing, Japan Telecom, Level 3, NTT, Swisscom and UUNET/Worldcom/MCI.

Public networks are evolving from voice-oriented, fixed bandwidth time- division multiplexed (TDM) architectures to a packet-based (IP) network infrastructure that makes more efficient use of the network resources. Dynamic routing protocols and traffic engineering evolutions (MPLS, GMPLS) and innovative connection and service control mechanisms (Softswitch) are enhancing packet networks to provide new carrier class services while lowering capital and operating costs. This, coupled with increased bandwidth availability, has launched a new class of network services such as high-speed data networking access (DSL and Cable Modem), packetized voice (VoIP), virtual private networking (VPN), and guaranteed Quality of Service (QoS) with SLA's (Service Level Agreements) between service provider and customer.

Next-generation networks introduce new capabilities and the opportunity for new products and services. However, for network operators and service providers, new networks introduce a new set of operational challenges. Many of these problems are created by the gap between the availability of innovative communications systems technologies and the availability of the operational infrastructure with which the network operators can profitably deploy and maintain those technologies. As networks evolve to meet the new needs of customers, the operators have to verify changes to provisioning, facilities, hardware, software and network upgrades. These can be very labor intensive and affect the network's QoS. The verification process and actions to correct detected faults will effect customers and cause SLA's to not be met. This verification of changes is a strategic application of the NECI network assurance system.

Integrated and automated network monitoring, testing and fault isolation are essential to reliable carrier-class communications that enterprise customers depend on for mission-critical business communications. NECI's strategy is to address some of the most challenging aspects of deploying, monitoring and managing these advanced networks and network services.

        MARKET SIZE

The global market for next-generation communications networking products is large and growing rapidly. The information provided below is based on a report prepared by RHK, Inc. for the years 1999-2003. In reliance on that report we further assumed a 23% annual growth in the industry for the years 2003-2006, and while we believe the information to be accurate and reliable and our assumption to be correct, we have not verified the same and no guarantees can be made as to the accuracy of the information or estimates made.

NECI forecasts worldwide revenues for next generation voice products to total $6 billion in 2004. The voice services market is expected to grow to $41 billion by 2005. The market for voice over broadband equipment is expected to reach $646 million by 2004. The North American network edge switching and routing market is expected to grow to $33 billion by 2004. IP-centric network edge equipment will account for almost 60% of equipment vendor revenues by 2004 vs. some 37% in 2000. VoIP is rapidly emerging as an alternative to the traditional telephone network, with gateway and gatekeeper revenues projected to increase to $12.3 billion in 2006. Enhanced and high-end bundled services and applications delivered into the home will create phenomenal growth in the residential gateway market, with revenues forecast to increase to $7.1 billion by 2006. Enterprises migrating voice from traditional TDM networks to data networks will create a $16.5 billion dollar global IP-PBX market by 2006. The market for service creation devices, which enable service providers to offer IP-based value-added network services, is expected to grow at a projected CAGR of over 90% during the 2000-2004 period. Web based VoIP communications service revenues will increase to $16.5 billion by the end of 2004. North American voice over packet industry will reach $33.9 billion by 2004. VoDSL market revenues will increase to $7.2 billion in 2005. The IP virtual private network
(VPN) services market for U.S.- based carriers will grow rapidly, to almost $10 billion in 2005.

Within that total OSS expenditure, a major segment is the Service
Assurance (SA) sector. SA systems provide the functionality to monitor the performance and health of installed networks, alert the network operator to potential or current problems, and enable the operator to troubleshoot and repair network failures. Collectively these functions enable the carrier to offer high-quality service to their subscribers with guarantees about the availability, performance, and robustness of the services. SA is the sector of the OSS market that the NECI products are focused on serving.

The North American SA market sector was estimated as $3.2 billion in 2002, growing at an average rate of 23% in ensuing years to reach a size of $7 billion by 2006; the global market is roughly estimated to be twice the size of the North American market. NECI estimates the portion of the market associated with the next-generation network technologies and services, on which we are focused, will grow to be at least 15% of the SA sector over the next 5 years. Accordingly, NECI believes that its addressable segment of the market will be at least $2 billion by 2006.

        COMPETITION

The competitive environment in the current communications industry is very robust, with many companies with many different backgrounds wrestling for their piece of the business. In this context, NECI faces a broad range of competitive threats.

NECI's competition can be best understood by considering several axes defining the OSS/SA industry space:

- ENTERPRISE VS. CARRIER - Different companies dominate the market serving enterprise or large business customers from those who serve the public network operators or carriers. NECI's focus is in the carrier market segment, but on new technologies and service types which are typically first implemented and proven in the enterprise arena. Therefore, NECI expects to see competitive threats from both carrier SA companies seeking to expand their established business into the next-generation technology areas and from enterprise SA companies seeking to take their next-generation expertise from the enterprise into the carrier domain.

- DATACOM VS. TELECOM - Different companies dominate the telecom, or telephone networking, sector of the communications networking business, and the datacom, or data/computer networking sector. NECI's target market is the convergence of telecom and datacom environments in the next generation networking world. Therefore, NECI expects to see specialists in IP network test and monitor capabilities seeking to grow their market by adding on functionality in the carrier network infrastructure areas, and NECI expects to see telecom infrastructure SA companies trying to expand upward into the packet- oriented data communications areas.

- TEST EQUIPMENT VS. OSS SYSTEM - The market for OSS equipment has generally been divided between the test equipment vendors, who make specialized equipment designed to test particular functions in a piece of networking equipment, and the OSS vendors, who make systems to provide integrative overviews of the network status. NECI is developing a system enabling automation of the test equipment deployed around the network for the purpose of fault identification and localization and SLA validation. This puts NECI in the path of potential expansion from both the established test equipment vendors, seeking to expand their product line into systems-level products, and the incumbent OSS vendors, seeking to broaden their integrated control of the network, beyond provisioning and monitoring, to include test functionality.

- DATA PLANE VS. CONTROL PLANE VS. MANAGEMENT PLANE - Communications networks are structured into three parallel domains of functionality:
        The data plane, where user data flows between network ports, the control plane, which uses signaling between network entities to control connections and services, and the management plane, which provides the administrative oversight of the network via non real-time supervisory communications channels and processes. NECI products are designed to span these domains with a systems approach that integrates critical functionality in each area to facilitate the profitable deployment of next generation networking technologies. Accordingly, NECI will likely encounter potential competition from any of the current participants in the individual domains.

    The NECI strategy for competing in this complex environment is to:

    1) Remain focused on a clearly defined target sector and the niches NECI is targeting;

    2)   Move quickly and decisively to capitalize on its vision; and

    3) Partner or collaborate as appropriate to leverage NECI's value proposition.

     STATUS OF DEVELOPMENT

NECI has two of their network assurance products of their planned portfolio under various stages of development at this time: the Quality of Service (QoS) Active Test System product and Multi-Protocol Label Switching (MPLS) Monitor and Test Product. The NECI initial product to market was the MPLS Monitor and Test product. A pre-prototype version of this product was developed in 2002. During the fourth quarter of 2002, economic, technology deployment and potential customer buying trends caused a re-focus to the NECI QoS Active Test product as the initial product to market. NECI has halted further development of MPLS, but once technology deployment and potential customer buying trends change, and assuming that NECI will be able to raise appropriate funding, NECI expects to resume development.

The NECI QoS Active Test System is now the focus of development. If appropriate funding becomes available, NECI expects to have their QoS active test system ready for customer evaluation approximately five months after NECI receives appropriate funding.

     INTELLECTUAL PROPERTY

NECI does not presently have any patents or patent filings. The NECI intellectual property lies with the software products of its portfolio, principally protected by copyright and trade secret law.

     RESEARCH AND DEVELOPMENT

For the seven months from inception in September, 2001 until the merger of NECI with us in April, 2002, research and development expenses were approximately $632,000. For the eight months from April, 2002 to December 31, 2002, research and development expenses were approximately $1,192,000. For the three months ending March 31, 2003, NECI research and development expenses were approximately $135,000.

     EMPLOYEES

As of August 6, 2003, NECI had 11 employees or independent contractors. Of these, 3 are full time employees and 8 are contractors with 9 focused on product engineering and development and 2 serving in administrative and senior management capacities.


                 MANAGEMENT'S DISCUSSION AND PLAN OF OPERATION

OVERVIEW

From our inception in January, 1999 through December, 2002, operating activities consisted primarily of research and development, product design, and development and testing of CASCO technology and NECI technology. During this period, we have focused, through our subsidiaries, on developing technology using our internal resources and other external product development and engineering firms. Since inception, we have incurred operating losses, and as of March 31, 2003, we had an accumulated deficit of approximately $14.4 million. We have not realized any operating revenue nor have we achieved profitability on a quarterly or on an annual basis. While our subsidiaries are developing and plan to introduce future products, there can be no assurance that they will be successful in these efforts.

In April 2002 we closed the merger with NECI. As a result of this transaction, NECI became our wholly owned subsidiary. The purchase consideration included the payment of $150,000 in cash and the issuance of 1,430,000 shares of our common stock to NECI, prior to the merger, to support NECI's operations prior to the merger. The acquisition has been accounted for under the purchase method. The total purchase price of approximately $1,090,000 includes cash of $150,000, common stock valued at approximately $483,000 and assumed liabilities of approximately $457,000. Of the purchase price, approximately $13,000 was allocated to property and equipment and miscellaneous current assets, approximately $207,000 was allocated to goodwill and approximately $870,000 was allocated to in-process research and development. The in-process research and development was charged to research and development expenses as of the date of the merger. The purchase price allocation was based upon an independently performed valuation. The value allocated to in-process research and development was based upon an analysis of discounted estimated future cash flows.

Technological feasibility of the in-process research and development had not been established and had no alternative future use. We believe that the replacement cost for the in-process research and development would not be substantially less than the $870,000. The consolidated statement of operations for 2002 includes the operations of NECI from April 24, 2002 through December 31, 2002. None of the goodwill will be recorded for income tax purposes.

As a result of the acquisition, we acquired goodwill of approximately
$207,000. This was due to the value of NECI based upon discounting future cash flows expected to be received as NECI is able to market its software products.

NECI is a development stage enterprise that commenced operations during October 2001. Had the purchase occurred on January 1, 2002, the net loss reported in the consolidated statement of operations would have increased by approximately $625,000 to approximately $3,502,000. Net loss, basic and diluted, would have been approximately $0.04 per share. Most of the increase in expenses would be attributable to increased research and development expenses.

We are currently negotiating the acquisition by merger all of the issued and outstanding capital stock of Broadband Mobile Technologies, Inc., a Texas corporation, in exchange for an amount, not yet determined, payable in cash, our common stock, or a combination thereof, at our option. If this transaction proceeds, we intend to organize, in Delaware, a wholly owned subsidiary to merge with Broadband Mobile Technologies, Inc.

In addition, on June 13, 2003, we executed a non-binding term sheet and are negotiating the acquisition of that portiion of the CASCO stock that we do not already own. The purchase price is to be determined by a valuation which is yet to be completed and will be payable in cash, our common stock, or a combination thereof, at our option.

PLAN OF OPERATION

The following discussion of our plan of operation for the next twelve months should be read in conjunction with the consolidated financial statements and the attached notes included elsewhere in this filing. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements including those identified under the caption "Risk Factors" beginning on page 7.

We continue to seek additional financing through the offering and sale of our securities, joint ventures, and other efforts. Because of our restricted access to the debt markets, funding to support both short and mid-term requirements for product development and launch will be done through additional sale of shares and initially, to a lesser extent, from working capital that might be generated from contract advances in the future. There can be no assurances that we will be successful in obtaining any additional financing, including sale of our securities, or in otherwise completing any joint venture, alliance, merger, or other transaction or, if we are successful in completing any such transaction, that it can be completed on terms that are reasonable in view of our current circumstances. If we are unable to complete a financing transaction, we would need to curtail or reduce some of the subsidiaries' intended areas of development and investment.

    NECI

During the next twelve month period, NECI plans to focus on completing development of their lead product, the Quality of Service (QoS) Active Test System, and securing customers and partners. If appropriate funding becomes available, NECI expects to have their QoS active test system ready for customer evaluation within five months thereafter. NECI is actively seeking customers to evaluate and purchase their products. NECI is also actively seeking partners with considerable market presence that would broaden the customer reach for the NECI products. To accomplish these goals, NECI, needs approximately $1,950,000 in cash for operations for the next twelve months. Cash needs for operations may increase if more customer activity and/or sales than anticipated are achieved during this time period.

  CASCO

During the next twelve month period, CASCO plans to continue to focus on its previously defined course of technology and product development. As part of our reorganization and proposed acquisition of all shares of CASCO that we do not currently own, we will initiate a technology review to examine additional avenues of development of the CASCO technology. Pending that review and revised strategy, CASCO activities and focus will remain unchanged. The majority of CASCO expenditures and resources will continue to center on technology development with a minority allocated to market development.

On July 15, 2003, we signed a subscription agreement with William B.
Brantley to purchase shares of our common stock at a purchase price per share to be determined for a total purchase price of $2,500,000. Under the Agreement, Mr. Brantley agreed to sign additional subscription agreements to execute this possible investment on a schedule to be determined by Mr. Brantley as we achieve business milestones solely established by Mr. Brantley. Mr. Brantley is not obligated to fulfill the total investment as described if we fail to achieve the milestones as to be determined by Mr. Brantley. Since we have not agreed with Mr. Brantley on the milestones, and Mr. Brantley has the sole discretion to determine the milestones and whether or not they are achieved, there are no assurances that we will receive any additional investments from Mr. Brantley.

THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31,
2002

As a holding company of development stage companies, we have not had any revenues to date.

Cost of revenues for the three months ended March 31, 2003 were $0 (zero) as well as for the corresponding period in the prior year.

Research and development expenses were approximately $162,000 for the three months ended March 31, 2003 compared to approximately $0 (zero) for the same period in the prior year. The increase in expenses was primarily due to increased costs associated with developmental engineering costs associated with the design and development of the CASCO and NECI technologies.

Compensation paid and accrued to officers and other key employees was $322,689 for the three months ended March 31, 2003 compared to $60,932 for the same period of the prior year. As of March 31, 2003, we were indebted to officers and shareholders for expenses incurred on our behalf in the amount of $60,580. As of December 31, 2002 and March 31, 2003, no officer or shareholder was indebted to us. During the three months ended March 31, 2003, 5,775,000 shares of common stock were issued to officers and employees for compensation and for reimbursements of amounts paid on our behalf and on behalf of NECI with an assigned value of approximately $176,000.

General and administrative expenses were approximately $767,000 for the three months ended March 31, 2003 compared to approximately $306,000 for the same period in the prior year. The net increase in general and administrative expenses was primarily attributable to an increase in consulting fees of $384,000, an increase in compensation of $176,000, a decrease if $121,000 in financing fees and a net increase in all other general and administrative expenses of approximately $22,000.

Net loss for the three months ended March 31, 2003 was approximately $940,000 compared to a loss of approximately $337,000 for same period in the prior year. The increase in the net loss was primarily attributable to increases in research and development expense, consulting fees and compensation and a decrease in financing fees as mentioned above.

Cash used in operating activities for the three months ended March 31, 2003 was approximately $235,000 compared to cash used in operating activities for the three months ended March 31, 2002 of approximately $166,000. This increase in cash used in operating activities was mainly attributable to the Merger of NECI and the increase in amounts paid as compensation.

Cash used in investing activities was approximately $5,000 for the three months ended March 31, 2003 compared to approximately $150,000 for the same period in 2002. The cash used in investing activities for the three months ended March 31, 2002 was directly related to the merger with NECI. Cash used in investing activities for the three months ended March 31, 2003 was related to payments of security deposits and small purchases of property and equipment.

Cash provided by financing activities was approximately $233,700 for the three months ended March 31, 2003 compared to $312,200 in the same period in the prior year. The decrease in cash provided by financing activities was related to the difference in the success of management to raise capital to continue operations in 2003.


YEAR END DECEMBER 2002 COMPARED TO YEAR END DECEMBER 2001

As a holding company of development stage companies, we have not had any revenues to date.

Cost of revenues for the year ended December 31, 2002 were $0 (zero) as well as for the corresponding period in the prior year.

Research and development expenses were approximately $1,232,000 for the year ended December 31, 2002 compared to approximately $612,000 for the same period in the prior year. The overall increase in expenses was primarily due to increased costs associated with in-process research and development related to NECI and its product development efforts and a decrease in non-recurring engineering expenses for the development of the CASCO's technology.

Compensation paid and accrued to officer and other key employees was $640,358 for the year ended December 31, 2002 compared to $577,876 for the same period of the prior year. As of December 31, 2002, we were indebted to officer and shareholders for expenses incurred on our behalf and unpaid compensation in the amount of $63,680. As of December 31, 2002, no officer or shareholder was indebted to us. During 2002, 12,200,000 shares of our common stock were issued to officers and employees for compensation and for reimbursements of amounts paid on our behalf and on behalf of NECI with an assigned value of approximately $130,000.

General and administrative expenses were approximately $1,393,000 for the year ended December 31, 2002 compared to approximately $2,038,000 for the same period in the prior year. The net decrease in general and administrative expenses was primarily attributable to a reduction in professional fees and consulting fees.

Net loss for the year ended December 31, 2002 was approximately $2,877,000 compared to a loss of approximately $2,737,000 for the year ended December 31, 2001. The increase in the net loss was primarily attributable to increases in research and development expense, consulting fees and interest expense. Cash used in operating activities for the year ended December, 2002 was approximately $477,000 compared to cash provided by operating activities for the year ended December 31, 2001 of approximately $23,000. This increase in cash used in operating activities was mainly based upon the Merger of NECI. Cash used in investing activities was approximately $149,000 for the year ended December 31, 2002 compared to approximately $17,000 in 2001. The increase in cash used in investing activities was directly related to the merger with NECI. Cash provided by financing activities was approximately $629,000 for the year ended December 31, 2002 compared to $903 in 2001. The increase in cash provided by financing was the related to the efforts of management to raise capital to continue operations in 2002.

YEAR END DECEMBER 2001 COMPARED TO YEAR END DECEMBER 2000

As a holding company of development stage companies, we have not had any revenues to date.

Cost of revenues for the year ended December 31, 2001 were $0 (zero) as well as for the corresponding period in the prior year.

Research and development expenses were approximately $612,000 for the year ended December 31, 2001 compared to approximately $494,000 for the same period in the prior year. The increase in expenses was primarily due to increased costs associated with non recurring engineering costs and an increase in prototype expenses for the design and development of CASCO's technology and advances made to NECI to assist in its product development efforts.

Compensation paid and accrued to an officer and other employees was $578,000 for the year ended December 31, 2001 compared to $984,000 for the same period the prior year. As of December 31, 2001, we were indebted to an officer and shareholders for expenses incurred on our behalf and unpaid compensation in the amount of $21,616. As of December 31, 2001, no officer or shareholder was indebted to us. Stock was issued for compensation and for reimbursements of amounts paid on our behalf for approximately $694,000.

General and administrative expenses were approximately $2,038,000 for the year ended December 31, 2001 compared to approximately $6,282,000 for the same period in the prior year. The decrease in general and administrative expenses was primarily attributable to decreases in 1) consulting fees of approximately $4,100,000 2) officer and employee salaries of $406,000, 3) legal fees primarily related to litigation and patent applications equal to $326,000, 4) accounting and audit fees decreases of $58,000 and 5) insurance expense decreases of $41,000 and offset by expense increases in security expenses in the amount of $486,000 and increases in travel expenses in the amount of $253,000. The decrease in expenses reflects the concerted effort of management to curb unnecessary expenses and preserve capital resources for expenses necessary to support increased levels of business activities.

Cash provided by operating activities for the year ended December 31, 2001, as a result of loans from officers, was approximately $23,000. Cash used in investing activities was approximately $17,000 for the year ended December 31, 2001. Cash provided by financing activities was approximately $903 for the year ended December 31, 2001.

                            DESCRIPTION OF PROPERTY

We lease approximately 500 square feet of general office space at 20 Park Plaza, Suite 463, Boston, MA 02116 which is used as our principal executive offices. The lease term is month-to-month term and provides for monthly rent of $1,200.

Our wholly owned subsidiary, NECI, leases approximately 2,500 square feet of space at One Springfield Place, 6131 Falls of the Neuse, Raleigh, NC 27609. The lease is a sub-lease and the term is for twenty (20) months beginning April 1, 2003 and expiring November 30, 2004 and with monthly rent of $2,383.33.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 18, 2001 we entered into a short-term loan agreement with North Atlantic Partners, LLP for $120,000. Principal and interest on the loan were due April 15, 2002. The loan was secured by approximately 3.4 million shares of our stock owned and pledged by our President. On May 17, 2002, the investor filed suit against us and our President for the principal, accrued interest, legal fees and related damages. A liability in the amount of the principal, interest and legal fees was recorded on our balance sheet. This liability was reduced by the receipt of the pledged shares and has a current balance of approximately $56,398 at March 31, 2003. We issued to our President 3,272,727 shares of common stock in August 2002 to replace his forfeited pledged stock.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

Our common stock has been listed on the Over-the-Counter Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "DTMG" since September 19, 2000. From July 1, 2000 to September 18, 2000 our common stock was listed on the Over-the-Counter Bulletin Board under the symbol "VIOL." On August 1, 2003, the closing bid price as reported by the Over-the-Counter Bulletin Board was $0.15.

The following table sets forth the range of high and low bid prices for the our common stock as reported on the Over-the-Counter Bulletin Board for each quarter since July 2000 for the periods indicated, as reported by the Over-the-Counter Bulletin Board for the each period mentioned below. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

                                                Low     High
                                              --------------
January 1, 2001 through March 31, 2001          $2.00   $4.50
April 1, 2001 through June 30, 2001             $0.40   $2.6562
July 1, 2001 through September 30, 2001         $0.30   $1.59
October 1, 2001 through December 31, 2001       $0.51   $0.10

January 1, 2002 through March 31, 2002          $0.05   $0.12
April 1, 2002 through June 30, 2002             $0.01   $0.06
July 1, 2002 through September 30, 2002         $0.02   $0.05
October 1, 2002 through December 31, 2002       $0.02   $0.05

January 1, 2003 through March 31, 2003          $0.01   $0.27
April 1, 2003 through June 30, 2003             $0.13   $0.34

DIVIDEND POLICY

It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will depend on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

We do not contemplate or anticipate paying any dividends in cash on the common stock in the foreseeable future.

We issued a 10% stock dividend on June 9, 2003, to stockholders of record on January 8, 2003.

HOLDERS OF RECORD OF COMMON STOCK

As of August 6, 2003, we had outstanding 214,075,254 shares of our common stock and approximately 354 holders of record.

EQUITY COMPENSATION PLAN INFORMATION

In July 2000, we adopted a stock incentive plan for employees. The maximum number of shares which may be awarded under the plan is 3,000,000. Any person deemed eligible by the Stock Incentive Committee may receive shares or options under the plan; option awards may be in the form of an incentive option or a nonqualified stock option. Stock options issued under the plan vest over several years, unless accelerated by the Stock Incentive Committee. Pursuant to the plan, as of August 6, 2003, we granted options to employees and consultants to purchase up to 815,000 shares of our common stock, all of which were exercised.

In addition, we granted options to consultants to purchase up to 10,416,187 shares of our common stock at prices ranging from $0.012 to $5 per share. Of these options, as of August 6, 2003, options to purchase up to 9,055,238 shares were exercised, and options to purchase 495,949 shares expired. The remaining options to purchase up to 865,000 shares expire between August 2005 and October 2008.

The following table shows the aggregate amount of securities authorized for issuance under all equity compensation plans as of December 31, 2002:


|------------------|----------------------------|-------------------------------|----------------------|
|Plan Category     |  Number of securities to be|  Weighted-average exercise    |  Number of securities|
|                  | issued upon exercise of    |  price of outstanding options,|  remaining available |
|                  |  outstanding options,      |   warrants and rights         |  for future issuance |
|                  |  warrants and rights       |                               |                      |
|------------------|----------------------------|-------------------------------|----------------------|
|Equity            |                            |                               |                      |
|compensation Plans|         --                 |           --                  |        3,000,000     |
|approved by       |                            |                               |                      |
|security holders  |                            |                               |                      |
|------------------|----------------------------|-------------------------------|----------------------|
|Equity            |                            |                               |                      |
|compensation plans|     6,125,000              |          $0.0299              |          --          |
|not approved by   |                            |                               |                      |
|security holders  |                            |                               |                      |
|------------------|----------------------------|-------------------------------|----------------------|


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid to or accrued for the years ended December 31, 2002, 2001 and 2000 to our Chief Executive Officer and our other most highly compensated executive officers who were serving as executive officers at the end of our last fiscal year.

ANNUAL COMPENSATION

-------------------------------------------------------------------------------------------------------------
Name and Principal
   Position              Year    Salary ($)   Other Annual Compensation ($)   Securities Underlying Options(1)
--------------------------------------------------------------------------------------------------------------
Andrew Benson, President 2002    229,358          111,000 (5)(6)                         0
                         2001    237,865                0                                0
                         2000    380,749           51,251 (6)                      187,500 shares

Reggie Phillips,
Senior Employee (2)      2001    180,727               0                                 0
                         2000    288,667          143,333 (6)                      187,500 shares

John Cairns,
Senior Employee (2)      2002      8,800 (4)            0                                0
                         2001    119,493           39,781 (6)                            0
                         2000     57,639           88,048 (6)                       65,000 shares

Rex Hester,
Former CEO of
NECI (7)                2002    130,000 (3)            0                                0

Dan Ference,
CEO of NECI             2002    130,000 (3)            0                                0
---------------------------------------------------------------------------------------------------------------


(1) All options were used to acquire unrestricted stock as part of a Stock Option Plan and no options remained outstanding at August 6, 2003.

(2)  Mr. Phillips and Mr. Cairns resigned on March 31, 2001.

(3) Salaries listed for Rex Hester and Dan Ference are the annual approved salaries for 2001 and 2002. As part of the merger agreement, we accepted the accrued liabilities of NECI as of date of the merger. These liabilities included accrued salaries payable to Mr. Hester and Mr. Ference. In addition, salaries due to Mr. Hester and Mr. Ference from the date of the merger through December 31, 2002 have been accrued and as of December 31, 2002 cumulative salaries payable to Mr. Hester and Mr. Ference are $181,333. and $159,538, respectively.

(4) Salary listed for John Cairns is the actual paid compensation for the year ending December 31, 2002. The accrued salary for that period was $40,000.

(5) During the year ending December 31, 2002, Mr. Benson received part of his compensation in a grant of 6,000,000 shares of our common stock.
     The value of those shares are represented in "Other Annual Compensation."

(6) "Other Annual Compensation" represent the value of our shares of common stock issued to our officers in lieu of compensation.

(7)  Mr. Hester resigned as the CEO of NECI on March 2003.

OPTION/ STOCK APPRECIATION RIGHTS (SAR) GRANTS. AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE. LONG-TERM INCENTIVE PLAN.

During the year 2002 our executive officers had no outstanding options or SAR. Similarly, we do not have a Long-Term Incentive Plan.

EMPLOYMENT CONTRACTS.

we do not have any employment agreements with any of our executive officers.

DIRECTORS' REMUNERATION.

We do not currently compensate our directors for serving on the Board of Directors.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our accountants on accounting and financial disclosure.

                                 LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Rubin and Rudman LLP, 50 Rowes Wharf, Boston, Massachusetts 02110.

                                    EXPERTS


Our consolidated financial statements for the years ended December 31, 2001 and 2002 incorporated herein have been audited by Hoffman, Fitzgerald & Snyder, P.C., independent certified public accountants. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting. The unaudited financial statements for the three months ended March 31, 2002 have not been reviewed by independent certified public accountants.



                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to DataMEG Corp. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at DataMEG Corp., 20 Park Plaza, Suite 463, Boston, MA 02116 Attention: Andrew Benson, President.

We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

If we are not required to deliver an annual report to our shareholders for fiscal year 2003, we will not voluntarily make such delivery.

                              FINANCIAL STATEMENTS

                        DataMEG Corp. and Subsidiaries
                        (A Development Stage Enterprise)
                       Consolidated Financial Statements
                 For the Years Ended December 31, 2001 and 2002



CONTENTS                                                PAGE
-----------                                         ----------
Consolidated Financial Statements:

Auditors' report                                        F-1

Balance sheets                                          F-2

Statements of operations                                F-3

Statements of stockholders' equity (deficit)            F-4,5,6

Statements of cash flows                                F-7

Notes to Consolidated Financial Statements              F-8-22
===============================================================

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS DATAMEG CORP.
(A DEVELOPMENT STAGE ENTERPRISE),
 Boston, MA

We have audited the accompanying consolidated balance sheets of DATAMEG CORP. AND SUBSIDIARIES, (a development stage enterprise), (the "Company") as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DATAMEG CORP. AND SUBSIDIARIES, as of December 31, 2001 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note O to the financial statements, the Company has suffered a significant loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note O. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/
Hoffman, Fitzgerald & Snyder, P.C.
McLean, Virginia
April 14, 2003

=================================================================


                         DataMEG Corp. and Subsidiaries
                        (A Development Stage Enterprise)
                          Consolidated Balance Sheets

                                                December 31,   December 31,
                                                    2001           2002
                                                -----------   ------------

ASSETS

CURRENT ASSETS:
 Cash                                          $      6,932   $     9,319
                                                 -----------    -----------
   Total current assets                               6,932         9,319

PROPERTY AND EQUIPMENT, net                          13,231         6,038

OTHER ASSETS:
 Due from shareholders                                 -             -
 Goodwill                                              -          206,746
 Patents                                            127,274          -
 Deposits                                            12,486          -
                                                -----------   ------------
   Total other assets                               139,760       206,746
                                                ------------  ------------
                                                $   159,923   $   222,103
                                                ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Capital lease obligation                       $    10,838   $     8,302
 Promissory note                                    568,382       701,743
 Accounts payable and accrued expenses              478,167       902,150
 Accrued salaries and wages                             -         538,248
 Due to stockholders and officers                    21,616        63,680
 Convertible subordinated debentures                 25,000        25,000
 Liability for stock to be issued                       809       227,960
                                                 -----------   ----------
   Total current liabilities                      1,104,812     2,467,083
                                                 -----------   ----------
   Total liabilities                              1,104,812     2,467,083

COMMITMENTS AND CONTINGENCIES                          -             -

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY            667       (12,345)

STOCKHOLDERS'  EQUITY (DEFICIT):
 Class A convertible preferred stock, $.01 par
  value, 5,000,000 shares authorized at December 31,
  2001 and 8,000,000 shares authorized at December
  31, 2002; 2,000,000 shares outstanding at
  December 31,2002                                     -           20,000
 Class B convertible preferred stock, $.15 par
  value, none authorized at December 31, 2001
  and 2,000,000 shares authorized at December 31,
  2002; 50,000 shares issued and outstanding at
  December 31,2002                                     -            7,500
 Common stock, $.01 par value; 75,000,000 authorized
  at December 31, 2002 and 175,000,000 shares
  authorized at December 31, 2002; 40,639,821 shares
  and 124,911,990 shares issued and outstanding at
  December 31,2001 and December 31, 2002             406,398     1,249,120
 Common stock subscriptions receivable                  (56)          (56)
 Additional paid-in capital                        9,185,817     9,853,560
 Common stock warrants                                  -           25,000
 Stock options                                       169,890       103,906
 Deferred compensation                                  -          (47,400)
 Deferred financing costs                          (140,250)            -
 Accumulated deficit during development stage   (10,567,355)   (13,444,265)
                                                ------------   -----------
   Total stockholders' equity (deficit)            (945,556)    (2,232,635)
                                                  ----------   -----------
                                                $   159,923   $    222,103
                                                ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         DataMEG Corp. and Subsidiaries
                        (A Development State Enterprise)
                     Consolidated Statements of Operations


                                                                                               Cumulative
                                           Year Ended                Year Ended               from inception
                                           December 31,              December 31,         (January 13, 1999 to
                                              2001                       2002              December 31, 2002)
                                                                                               (unaudited)


REVENUE                                   $         -               $         -                $           -

COST OF REVENUES                                    -                         -                            -
                                          -----------               -----------                 ------------
 Gross Profit                                       -                         -                            -

OPERATING EXPENSES
 General and administrative                 2,037,602                 1,392,982                   10,598,792
 Research and development                     612,154                 1,232,209                    2,507,289
                                          -----------               -----------                 ------------
  Total operating expense                   2,649,756                 2,625,191                   13,106,081
                                          -----------               -----------                 ------------
 Loss from operations                      (2,649,756)               (2,625,191)                 (13,106,081)

OTHER INCOME (EXPENSES):
 Interest income                                  210                        15                          225
 Interest expense                             (12,323)                 (137,472)                    (157,669)
 Loss on acquisition fee                      (73,950)                        -                      (73,950)
 Loss on disposal of property
  and equipment                                (1,058)                        -                       (1,058)
 Loss on impairment of
  patents                                           -                  (127,274)                    (127,274)
 Realized gains on sale of investments              -                         -                        8,530
                                          ------------               -----------                -------------
  Total other income (expenses)               (87,121)                 (264,731)                    (351,196)
                                          ------------               -----------                -------------

LOSS BEFORE BENEFIT FOR
 INCOME TAXES AND MINORITY
 INTEREST                                  (2,736,877)               (2,889,922)                 (13,457,277)
                                          ------------               -----------                -------------

 Benefit for income taxes                           -                         -                            -
                                          ------------               -----------                -------------

LOSS BEFORE MINORITY INTEREST              (2,736,877)               (2,889,922)                 (13,457,277)

MINORITY INTEREST                                   -                    13,012                        13,012
                                         -------------              ------------                -------------

NET LOSS                                $  (2,736,877)             $ (2,876,910)               $ (13,444,265)
                                        =============               ============                =============

Net loss per common share
 (basic and diluted)                    $      (0.08)              $     (0.04)                $       (0.31)


Weighted average number of
 common shares outstanding                 33,245,571                77,324,486                   43,481,254
                                        =============              ============                =============


The accompanying notes are an integral part of these consolidated financial statements.


                         DataMEG Corp. and Subsidiaries
                        (A Development Stage Enterprise)
           Consolidated Statements of Stockholders' Equity (Deficit)



                                                         Preferred                              Common
                                                          Stock      Series A   Series B         Stock
                                                          Shares     Preferred  Preferred       Shares           Common
                                                        Outstanding  Stock       Stock        Outstanding         Stock


Balance, January 13, 1999                                       -  $       - $        -              -    $            -

Stock issuances                                                 -          -          -       2,182,803           21,828
Stock issuances in lieu of cash for compensation                -          -          -      27,471,040          274,710
Net loss (comprehensive net loss)                               -          -          -               -                -
                                                        ---------  ---------  ---------    ------------    -------------
Balance, December 31,  1999                                     -          -          -      29,653,843          296,538

Stock issuances                                                 -          -          -          46,784              468
Stock issuances in lieu of cash for compensation                -          -          -       1,905,000           19,050
Conversion of debentures                                        -          -          -          38,000              380
Stock options, exercised for cash                               -          -          -         174,588            1,746
Stock options granted                                           -          -          -               -                -
Post share exchange adjustment                                  -          -          -         117,180            1,172
Share exchange                                                  -          -          -       3,300,007           33,000
Net loss (comprehensive net loss)                               -          -          -               -                -
                                                        --------- ----------  ---------   -------------   --------------
Balance, December 31,  2000                                     -          -          -      35,235,402          352,354

Stock issuances                                                 -          -          -          33,308              333
Stock issuances in lieu of cash for compensation                -          -          -       5,300,515           53,005
Conversion of debentures                                        -          -          -           7,996               80
Stock subscription receivables reductions                       -          -          -               -                -
Stock options granted and exercised                             -          -          -          62,600              626
Stock optons expired                                            -          -          -               -                -
Net loss (comprehensive net loss)                               -          -          -               -                -
                                                        ---------       ------- --------  -------------    -------------
Balance, December 31, 2001                                      -          -          -      40,639,821          406,398

Common Stock issuances                                          -          -          -      47,922,169          479,222
Common stock issuances in lieu of compensation                  -          -          -      30,850,000          308,500
Stock options granted and expired                               -          -          -               -                -
Common stock warrants                                           -          -          -               -                -
Preferred Stock issuances                               4,100,000     40,000     15,000               -                -
Preferred stock conversions to common stock            (2,050,000)   (20,000)   ( 7,500)      5,500,000           55,000
Net Loss (comprehensive net loss)                               -          -          -               -                -
                                                       ----------  --------- ----------  --------------    -------------
Balance, December 31, 2002                              2,050,000  $  20,000 $    7,500  $  124,911,990    $   1,249,120
                                                      ===========  ========= ==========  ==============    =============


The accompanying notes are an integral part of these consolidated financial statements.


                         DataMEG Corp. and Subsidiaries
                        (A Development Stage Enterprise)
           Consolidated Statements of Stockholders' Equity (Deficit)
                                  (continued)



                                                                          Common                     Common
                                                                           Stock           Common     Stock options
                                                          Additional     Subscriptions      Stock     Granted and
                                                         Paid-in Capital  Receivable      Warrants   not exercised


Balance, January 13, 1999                                 $       -     $        -      $      -      $          -

Stock issuances                                            1,026,079             -             -                 -
Stock issuances in lieu of cash for compensation            (162,210)      (31,300)            -                 -

Net loss (comprehensive net loss)                                  -             -             -                 -
                                                           ---------    ----------      --------        ----------
Balance, December 31,  1999                                  863,869       (31,300)            -                 -

Stock issuances                                              695,232             -             -                 -
Stock issuances in lieu of cash for compensation           4,607,338      (622,696)            -                 -
Conversion of debentures                                      94,610             -             -                 -
Stock options, exercised for cash                             15,713        (2,255)            -                 -
Stock options granted                                              -             -             -           152,341
Post share exchange adjustment                                (1,172)            -             -                 -
Share exchange                                               (61,900)            -             -                 -
Net loss (comprehensive net loss)                                  -             -             -                 -
                                                           ---------    ----------      --------        ----------
Balance, December 31,  2000                                6,213,690      (656,251)            -           152,341

Stock issuances                                               92,067             -             -                 -
Stock issuances in lieu of cash for compensation           2,852,524             -             -                 -
Conversion of debentures                                      19,920             -             -                 -
Stock subscription receivables reductions                          -       656,195             -                 -
Stock options granted and exercised                            5,635             -             -            19,530
Stock optons expired                                           1,981             -             -            (1,981)
Net loss (comprehensive net loss)                                  -             -             -                 -
                                                          ----------    ----------      --------        ----------
Balance, December 31, 2001                                 9,185,817           (56)            -           169,890

Common Stock issuances                                       361,353             -             -                 -
Common stock issuances in lieu of compensation               183,530             -             -                 -
Stock options granted and expired                            150,360             -             -           (65,984)
Common stock warrants                                              -             -        25,000                 -
Preferred Stock issuances                                          -             -             -                 -
Preferred stock conversions to common stock                  (27,500)            -             -                 -
Net Loss (comprehensive net loss)                                 -              -             -                 -
                                                          ----------    ----------      --------        ----------
Balance, December 31, 2002                                $9,853,560    $      (56)     $ 25,000      $    103,906
                                                          ==========    ==========      ========      ============


The accompanying notes are an integral part of these consolidated financial statements.


                         DataMEG Corp. and Subsidiaries
                        (A Development Stage Enterprise)
           Consolidated Statements of Stockholders' Equity (Deficit)
                                  (continued)


                                                                                                Deficit Accum-
                                                                                                ulated During
                                                           Deferred      Deferred               Development
                                                         Compensation    Financing Cos          Stage                Total


Balance, January 13, 1999                            $           -      $        -        $            -     $           -

Stock issuances                                                  -               -                     -         1,047,907
Stock issuances in lieu of cash for compensation                 -               -                     -            81,200
Net loss (comprehensive net loss)                                -               -           (1,046,928)       (1,046,928)
                                                      ------------      ----------        --------------      ------------
Balance, December 31,  1999                                      -               -           (1,046,928)            82,179

Stock issuances                                                  -               -                     -           695,700
Stock issuances in lieu of cash for compensation                 -               -                     -         4,003,692
Conversion of debentures                                         -               -                     -            94,990
Stock options, exercised for cash                                -               -                     -            15,204
Stock options granted                                            -               -                     -           152,341
Post share exchange adjustment                                   -               -                     -                 -
Share exchange                                                   -               -                     -           (28,900)
Net loss (comprehensive net loss)                                -               -            (6,783,550)       (6,783,550)
                                                      ------------      ----------         -------------      -------------
Balance, December 31,  2000                                      -               -            (7,830,478)       (1,768,344)

Stock issuances                                                  -               -                     -            92,400
Stock issuances in lieu of cash for compensation                 -        (140,250)                    -         2,765,279
Conversion of debentures                                         -               -                     -            20,000
Stock subscription receivables reductions                        -               -                     -           656,195
Stock options granted and exercised                              -               -                     -            25,791
Stock optons expired                                             -               -                     -                 -
Net loss (comprehensive net loss)                                -               -           (2,736,877)        (2,736,877)
                                                      ------------      ----------        --------------      ------------
Balance, December 31, 2001                                       -        (140,250)         (10,567,355)          (945,556)

Common Stock issuances                                           -         140,250                     -           980,825
Common stock issuances in lieu of compensation           (  47,400)              -                     -           444,630
Stock options granted and expired                                -               -                     -            84,376
Common stock warrants                                            -               -                     -            25,000
Preferred Stock issuances                                        -               -                     -            55,000
Preferred stock conversions to common stock                      -               -                     -                 -
Net Loss (comprehensive net loss)                                -               -            (2,876,910)       (2,876,910)
                                                        ----------      ----------        --------------      ------------
Balance, December 31, 2002                             $  ( 47,400)     $        -        $  (13,444,265)     $ (2,232,635)
                                                       ===========      ==========        ==============      ============


The accompanying notes are an integral part of these consolidated financial statements.


                         DataMEG Corp.and Subsidiaries
                        (A Development Stage Enterprise)
                     Consolidated Statements of Cash Flows


                                                                                                                Cummulative
                                                                           For the           For the           from inception
                                                                            Year Ended        Year Ended     (January 13, 1999 to
                                                                           December 31,       December 31,       December 31,
                                                                               2001              2002               2002)
                                                                                                                 (unaudited)


CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                                            $ (2,736,877)     $ (2,876,910)     $ (13,444,265)
        Adjustments to reconcile net loss to net
                cash provided by (used in) operating activities:
                Depreciation and amortization                                     24,041            12,120             66,498
                Stock issued for purchase of in process
                         research and development                                      -           870,600            870,600
                Stock issued, or to be issued, in lieu of
                        cash for professional services                         1,563,608           314,838          6,281,398
                Stock issued to officers for reimbursement
                        of corporate expenses or compensation                    693,778           129,792          1,602,781
                Stock options issued in lieu of cash for
                        professional services                                     17,549            84,376            254,266
                Property and equipment given in lieu of cash
                        for professional services                                 15,475                 -             15,475
                Realized gains on sales of investments                                 -                 -            (8,530)
                Loss on acquisition fee                                           73,950                 -             73,950
                Loss on disposal of property and equipment                         1,058                 -              1,058
                Loss on impairment of patent                                           -           127,274            127,274
                Minority interest                                                      -          ( 13,012)          ( 13,012)
                Stock issued in lieu of deferred financing costs                       -           140,250            140,250
                Changes in assets and liabilities
                        affecting operations:
                                Deposits                                               -            19,986             19,986
                                Accounts payable and accrued
                                        expenses                               (219,203)           383,340            861,446
                                Accrued salaries and wages                             -           149,431            149,431
                                Liability to isssue stock                              -            24,000             24,000
                                Short-term note payable                                -            10,909             10,909
                                Promissory note                                  568,382           133,361            701,743
                                Due to stockholders and officers                  21,616            12,486             34,102
                                                                             -----------        ----------       ------------
                                        Net cash provided by (used in)
                                               operating activities               23,377          (477,159)        (2,230,640)
                                                                             -----------        ----------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of property and equipment                                        (533)                 -           (39,454)
        Payments for intangible assets                                          (15,580)                 -          (127,274)
        Payments for security deposits                                           (1,250)                 -           (12,486)
        Investment in subsidiary                                                       -         (149,312)          (149,312)
        Purchases of investments                                                       -                 -           (20,000)
        Sales of investments                                                           -                 -            28,530
                                                                              ----------        ----------       -----------
                                        Net cash used in investing
                                                activities                      (17,363)         (149,312)          (319,996)
                                                                              ---------         ---------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from loan from shareholder                                            -                 -            26,000
        Repayment of loan from shareholder                                             -                 -           (26,000)
        Proceeds from short-term loan                                                  -           120,000            120,000
        Repayment of capital lease obligations                                     (300)             (300)           (32,002)
        Net proceeds from issuance of stock                                        1,203           439,158          2,261,967
        Proceeds from stock to be issued                                               -            45,000             45,000
        Proceeds from issuance of warrants                                             -            25,000             25,000
        Proceeds from issuance of debentures                                           -                 -            139,990
                                                                              ----------        ----------       ------------
                                        Net cash provided by financing
                                                activities                           903           628,858          2,559,955
                                                                              ----------        ----------       ------------

NET CHANGE IN CASH                                                                 6,917             2,387              9,319

CASH, BEGINNING OF PERIOD                                                             15             6,932                  -
                                                                             -----------        ----------       ------------

CASH, END OF PERIOD                                                          $     6,932        $    9,319       $      9,319
                                                                             ===========        ==========       ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
                Financing of property and equipment
                        with capital lease                                   $         -        $        -       $     42,540
                                                                             ===========        ==========       ============
                Issuance of stock in exchange for notes
                        receivable                                           $         -        $        -       $    656,251
                                                                             ===========        ==========       ============

                Issuance of stock in exchange for notes payable              $         -        $   85,196       $    200,186
                                                                             ===========        ==========       ============

                Stock issued as a reduction of the liability for
                        stock to be issued                                   $ 1,208,096        $        -       $  1,208,096
                                                                             ===========        ==========       ============

                Stock issued in lieu of pre-paid financing                   $   140,250        $        -       $    140,250
                                                                             ===========        ==========       ============

                Stock issued in exchange for deferred compensation           $         -        $   47,400       $     47,400
                                                                             ===========        ==========       ============

                Stock issued in purchase of subsidiary                       $         -        $  483,658       $    483,658
                                                                             ===========        ==========       ============

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION:                             $
                Interest paid                                                          -        $        -       $      6,612
                                                                             ===========        ==========       ============


The accompanying notes are an integral part of these consolidated financial statements.


NOTES TO FINACIALS


A.      BASIS OF PRESENTATION AND ORGANIZATION

DataMEG Corp., a development stage enterprise, (the "Company"), was incorporated
in the State of Virginia in January 1999.   The Company is a technology
development enterprise focused on introducing to the marketplace a technology it is developing, which it has termed Communications Acceleration System (CAS). CAS is a high-speed data transmission processor that uses, primarily, Plain Old Telephone Service (POTS) as the communication medium to interface between the transmission source and the receiving entity.

In August 2000, the DataMEG Corporation (the "Subsidiary") consummated a share exchange with a public shell company, the Viola Group, Inc. that has since changed its name to DataMEG Corp. (the "Parent"). In the share exchange the Subsidiary exchanged all of its outstanding shares for 90% of the issued and outstanding voting common stock of the Parent. As a result of the transaction, the pre-exchange stockholders of the Parent owned in the aggregate, 3,300,007 shares as of the date of the share exchange. The pre-exchange stockholders of the Subsidiary owned, as a result of the share exchange, 90% of the issued and outstanding common stock of the Parent, equaling approximately 29,700,627 shares as of the date of the share exchange. In addition, the Subsidiary was required to pay consulting fees totaling $250,000 to an officer of the Parent and assume tax liabilities totaling approximately $30,000. As a result of the merger, the Subsidiary became the operating company. These financial statements reflect those of the Subsidiary, with adjustments to reflect the changes in equity structure resulting from the share exchange. All references in the accompanying financial statements to the number of common shares have been restated to reflect the share exchange.

On September 13, 2001 the Company created CAS Communications, Inc. ("CASCO"), a new entity to be used for the licensing, distribution, and manufacture outsourcing of the Company's CAS technology. The Company continues to own the intellectual property but CASCO received an exclusive license. CASCO issued 6,666,666 shares to a minority owner and 20,000,000 shares to the Company, which represents 75% ownership of CASCO with the minority owner owning the remaining 25%, which is reflected in the accompanying consolidated balance sheet as minority interest in consolidated subsidiary.

The Company executed a merger agreement with North Electric Company, Inc ("NECI") in Raleigh, North Carolina on December 10, 2001 and the terms of the agreement required the Company to issue 15,000,000 shares of restricted common stock to NECI shareholders and pay $400,000 to NECI's majority shareholder. Furthermore, under the merger agreement, the merger would become effective on the first date on which: (a) a Registration Statement is effective and (b) the Company had raised a pre-determined amount of funding and (c) the Company continued to fund NECI operations at a fixed monthly amount. On March 3, 2002 the Company and NECI signed an amendment to the merger agreement, which effectively waived all of the above noted conditions to the final merger except for the 15,000,000 shares that were issued and articles of merger in the state of North Carolina were filed in April 2002.

As a result of this transaction, NECI became a wholly owned subsidiary of the Company. In addition, the purchase consideration included the payment of $150,000 in cash and the issuance of 1,430,000 shares of the Company's common stock to NECI, prior to the merger, to support NECI's operations prior to the
merger.    The acquisition has been accounted for under the purchase method.
The total purchase price of approximately $1,090,000 includes cash of $150,000, common stock valued at approximately $483,000 and liabilities assumed of approximately $457,000. Of the purchase price, approximately $13,000 was allocated to property and equipment and miscellaneous current assets, approximately $207,000 was allocated to goodwill and approximately $870,000 was allocated to in-process research and development. The in-process research and development was charged to research and development expenses as of the date of the merger. The purchase price allocation was based upon an independently performed valuation. The value allocated to in-process research and development was based upon an analysis of discounted estimated future cash flows. Technological feasibility of the in-process research and development had not been established and had no alternative future use. Management believes the replacement cost for the in-process research and development would not be substantially less than the $870,000. The consolidated statement of operations for 2002 includes the operations of NECI from April 24, 2002 through December 31, 2002. None of the goodwill will be recorded for income tax purposes.

NECI focuses on developing technology to bring products to the telecommunications sector that serve to address specific industry needs. As a result of the acquisition, the Company acquired goodwill of approximately $207,000.This was due to the value of NECI based upon discounting future cash flows expected to be received as NECI is able to market its software products.

NECI is a development stage enterprise that commenced operations during October 2001. Had the purchase occurred on January 1, 2002, the net loss reported in the consolidated statement of operations would have increased by approximately $625,000 to approximately $3,502,000. Net loss per common share, basic and diluted, would have been approximately $0.04 per share. Most of the increase in expenses would be attributable to increased research and development expenses.

The Company operates under the name of DataMEG Corp. and trades under the symbol DTMG on the OTC-BB.

B.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation - The accompanying consolidated financial statements present the consolidation of the financial statements of DataMEG Corp., its wholly-owned subsidiary, DataMEG Corporation, its majority-owned subsidiary, CASCO and its wholly-owned subsidiary, NECI. Material inter-company transactions and balances have been eliminated in the consolidation.

Basis of accounting - The accounts of the Company are maintained on the accrual basis of accounting whereby revenue is recognized when earned, and costs and expenses are recognized when incurred.

Use of estimates - Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from those estimates.

Property and equipment - Property and equipment are stated at cost. Depreciation and amortization is determined using the straight-line method over estimated useful lives ranging from three to seven years.

Intangible assets - Intangible assets as of December 31, 2001 consisted of costs related to CAS patents. As of December 31, 2002, management determined that the pending patents were no longer utilized in the current CAS research and development efforts. The pending patents were written off and the Company realized a loss on impairment of patents in the amount of $127,274. As of December 31, 2002 intangible assets consisted of goodwill related to the NECI merger in April 2002. Goodwill is evaluated on an annual basis to determine if an impairment has occurred. At December 31, 2002 based upon an independently performed valuation of the NECI reporting unit, there has been no impairment of goodwill.

Advertising - Advertising costs are charged to operations as incurred. For the years ended December 31, 2001 and 2002, there were no advertising costs charged to operations.

Research and development - The company expenses research and development costs as incurred.

Software development costs - Statement of Financial Accounting Standard ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility and readiness of general release. Costs incurred by the Company between the completion of technological feasibility and general release have been insignificant and have been charged to expense in the accompanying consolidated financial statements.

Fair value of financial instruments - The carrying value of cash, notes receivable and notes payable approximate fair value because of the relatively short maturity of these instruments.

Income Taxes - The Company, a C-corporation, accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The principal differences are net operating losses, start-up costs and the use of accelerated depreciation methods to calculate depreciation expense for income tax purposes.

Stock-based compensation - The Company follows guidance provided in SFAS No. 123, "Accounting for Stock-Based Compensation", which encourages companies to recognize expense for stock-based awards based on their estimated fair value on the grant date. SFAS No. 123 permits companies to account for stock-based compensation based on provisions prescribed in SFAS No. 123 or based on the authoritative guidance in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company elected in the past to account for its stock based compensation in accordance with APB 25, which uses the intrinsic value method. The Company has accounted for all other issuances of equity instruments in accordance with SFAS No. 123. In January 2002, the Company adopted SFAS No. 123 for all stock options, including those to employees. This adoption has resulted in a change in accounting principle, which has been reported using the prospective method as provided in SFAS No. 148.

Net loss per common share - The Company reports basic and diluted earnings per share ("EPS") according to the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of basic EPS and, for companies with complex capital structures, diluted EPS. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income (loss) available to common stockholders, adjusted by any convertible preferred dividends; the after-tax amount of interest recognized in the period associated with any convertible debt; and any other changes in income or loss that would result from the assumed conversion of those potential common shares, by the weighted number of common shares and common share equivalents (unless their effect is anti-dilutive) outstanding.

Capital Structure - SFAS No. 129, "Disclosure of Information about Capital Structure," requires a summary presentation of the pertinent rights and privileges of the various securities outstanding. The Company's outstanding stock is comprised of 124,119,990 shares of voting common stock, 2,000,000 shares of non-voting Class A convertible preferred stock and 50,000 shares of non-voting Class B convertible preferred stock. One investor holds the outstanding preferred shares. The Class A preferred stock shall be convertible into shares of common stock of the Company at a rate of one share of common stock for each share of preferred stock with 2,000,000 of the shares being convertible upon meeting certain agreed-upon product development benchmarks. If those benchmarks are attained before June 2003, then the shares of preferred stock shall be convertible into shares of common stock at a rate of two shares of common stock for each share of preferred stock. The Class B preferred stock shall be convertible into shares of common stock of the Company at a rate of twenty shares of common stock for each share of preferred stock with 75,000 shares being convertible upon meeting certain agreed-upon product development
benchmarks.   The benchmarks related to the conversion rate of both classes of preferred stock have been met as of June 2002. On December 31, 2002, the Company filed a certificate of amendment with the State of New York to increase the number of authorized shares from 130,000,000 to 185,000,000, of which 175,000,000 are to be common stock and 10,000,000 are to be preferred stock.

Comprehensive Income - SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income and its components. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Entities that do not have items of other comprehensive income in any period presented are not required to report comprehensive income, accordingly the Company has not made any such disclosure in the statements presented herein.

Segment Information - SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." requires public enterprises to report certain information about operating segments, including products and services, geographic areas of operations, and major customers. The Company has determined that it does not have any separately reportable business segments for the years ended December 31, 2001 and 2002.

Derivatives Instruments and Hedging Activities - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments
at fair value.    Management's adoption of this standard did not have a material effect on the Company's financial position or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS:

Business Combinations - In June 2001, the FASB issued SFAS No. 141, "Business Combinations." It supersedes preexisting accounting and reporting standards for business combinations. It requires that all business combinations defined within the scope of the Statement be accounted for using only the purchase method as opposed to the pooling-of-interest method, a previously approved alternative for accounting and reporting business combinations. The provisions of this Statement apply to all business combinations initiated after June 30, 2001 or for which the acquisition is July 1, 2001 or later. Management has adopted this standard and applied it to the NECI merger.

Goodwill and Other Intangible Assets - In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." It supersedes preexisting accounting and reporting standards for intangible assets. It requires that intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) that have indefinite useful lives should no longer be amortized on an annual basis but instead be annually evaluated for impairment. It also removes the constraint of an arbitrary ceiling of 40 years for the amortization of intangible assets with finite lives. Required disclosures include information about goodwill and intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this Statement are to be reported as resulting from a change in accounting
principle.    Management implemented this Statement on January 1, 2002.  As a result of the NECI merger in April 2002, goodwill has been recognized and the above standards have been applied.

Impairment or Disposal of Long-Lived Assets - In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." It supersedes and amends preexisting accounting and reporting standards for the impairment or disposal of long-lived assets. This statement resolves implementation issues related to the impairment loss recognized by removing goodwill from its scope, gives additional guidance in measuring that loss, and establishes a "primary-asset" approach to determine the unit of accounting for a long-lived asset to be held and used. It also requires that a long-lived asset to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spin-off, be considered held and used until disposed of. Furthermore, the statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. The effective date of SFAS No. 144 is for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years and the provisions are generally to be applied prospectively. Management's adoption of this standard did not have a material effect on the Company's financial position or results of operations.

Stock-Based Compensation Transitions - In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123". This statement provides alternative methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation and changes the related disclosure requirements. Management's adoption of this standard did not have a material effect on the Company's financial position or results of operations for the year ended December 31, 2002.

C.      PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

                                     2001                 2002
                                    ------               ------
Equipment                          $52,008              $56,173
Furniture                            1,640                2,827
                                   -------              -------
                                    53,648               59,000

Less: accumulated depreciation     (40,417)             (52,962)
                                   -------               ------
Property and equipment, net        $13,231              $ 6,038
                                   =======              =======

Depreciation expense totaled $24,041 and $12,120 for the years ended December 31, 2001 and 2002, respectively.

D.      CONVERTIBLE SUBORDINATED DEBENTURES



In July 2000, the Company issued convertible subordinated debentures totaling approximately $140,000. The terms of the debentures require interest payable at twelve percent per annum payable quarterly with a maturity date of one year from the date of advance unless mutually extended. The debentures are subordinate and junior to existing liabilities of the Company and any subsequent borrowings from banks or insurance companies. The debentures were able to be converted to common stock at a price of $2.50 per share at any time prior to maturity. During November and December 2000, approximately $115,000 of the convertible subordinated debentures were converted resulting in the issuance of 42,196 shares of restricted common stock as of December 31, 2001 and 2002. The remaining convertible subordinated debentures total $25,000 at December 31, 2001 and 2002. Interest accrued related to the unconverted subordinated debentures was $10,255 at December 31, 2001 and was $13,297 at December 31, 2002. The Company is in default related to payments of interest and principal at December 31, 2002.



E.      DUE TO STOCKHOLDERS



As of December 31, 2001 and 2002, the Company was indebted to officers and stockholders in the amount of $21,616 and $63,680, respectively for expenses incurred on behalf of the Company.


F.      LIABILITY FOR STOCK TO BE ISSUED

In 2001, the Company entered into two transactions whereby the Company was required at December 31, 2001 to issue 8,085 shares of common stock. The value of the shares of stock is based upon purchase price of shares purchased or the market value of the shares at the date of commitment for a total liability at December 31, 2001 and 2002 of $809.

In 2002, the Company entered into transactions with a vendor for which the Company is required to issue 330,000 shares. The shares were issued in February 2003 and the value of the shares was approximately $24,000.

In 2002, the Company entered into several financing transactions with investors in which the Company is required to issue stock for the value of advanced fundings received or for the balance of judgements rendered in 2002. The final number of shares required to be issued in satisfaction of these agreements and judgements will be based upon the market value of the stock at the time of issuance and is under negotiation as of December 31, 2002. The total amount of advanced fundings under these arrangements and judgements is recorded as a liability to issue stock in the approximate amount of $203,000.

G.      PROMISSORY NOTE

On October 29, 2001, the Company signed a confessed judgment promissory note with a law firm acknowledging monies owed amounting to $568,382, which had been previously accrued. The balance of thepromissory note accrued interest at a rate of 9% and matured on December 31, 2001. On January 7, 2002 the Company received a notice of default relating to the Promissory Note and as of January 1, 2002 the outstanding balance was increased five percent (5%) and began to accrue interest at an annual rate of 15%. The balance including accrued interest and legal fees was approximately $702,000 as December 31, 2002.

H.      INCOME TAXES

The benefit for income taxes for the years ended December 31 are as follows:

                                   2001               2002
                                   ----               ----
Current                         $       -          $       -
Deferred                                -                  -
                                ---------          ---------

Total benefit for income taxes  $       -          $       -
                                =========          =========


A reconciliation of income tax at the statutory rate to the Company's effective rate is as follows for 2001 and 2002:
                                              2001             2002
                                              ----             ----
Computed at the expected statutory rate   $(931,000)      $(970,000)
State income tax-net federal tax benefit   (164,000)       (171,000)
Add: Purchased in-process R&D                     -         348,000
Less: Key man life insurance premiums        (3,000)              -
Less: valuation allowance change          1,098,000         793,000
                                          ----------       ---------
Total benefit income taxes               $       -         $      -
                                         ===========       =========

Deferred tax assets and liabilities at December 31, 2001 and 2002 were as follows:
                                         2001              2002
Deferred tax assets:
 Net operating loss carryforwards   $    99,000          $  694,000
 Start-up costs                       4,104,000           4,285,000
 Depreciation and amortization           11,000              28,000
                                     ----------          -----------
Gross deferred tax assets             4,214,000           5,007,000

 Valuation allowance                 (4,214,000)         (5,007,000)
                                    -----------          ----------
Net deferred tax assets            $         -           $        -
                                   ============          ==========

The net increase in the valuation allowance for the years ended December 31, 2001 and 2002 was $1,098,000 and $ 793,000, respectively. The Company has available at December 31, 2002 approximately $1,250,000 for the parent, $430,000 for NECI and $52,000 for CASCO of unused operating loss carryforwards that may be applied against future taxable income that expire in 2019 through 2022.

I.      RESEARCH AND DEVELOPMENT COSTS

Total research and development cost were approximately $612,000 and $1,232,000 for the years ending December 31, 2001 and 2002, respectively. Research and development expense for the year ending December 31 2002 includes approximately $870,000 of in-process research and development expenses related to the NECI merger.

J.      RELATED PARTY TRANSACTIONS

As of December 31, 2001 and 2002 the Company had amounts payable to various officers and stockholders (see Note E).

During 2001 and 2002, the Company's President assumed personal liability and pledged personal assets as part of several financing agreements (see Note L and Note P).

K.      CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company maintains its cash account with a commercial bank located in Virginia. Cash balances are insured by the Federal Deposit Insurance Corporation, up to $100,000 per financial institution. At December 31, 2001 and 2002, the Company had no uninsured cash balances.

L.      COMMITMENTS AND CONTINGENCIES

Commitments:

During October 2001, the Company entered into an agreement with a consultant to provide certain operations management services to the Company. This agreement guaranteed monthly compensation in the amount of $16,667 for twelve months from October 1, 2001 and granted 300,000 stock options at a strike price of $0.24. Of the 300,000 stock options, 100,000 of these options vested on October 1, 2001, 100,000 options vested on January 1, 2002 and the remaining 100,000 options vested on February 1, 2002. In 2002, the consultant waived his rights to consulting fees for the six months ended June 30, 2002 and is no longer with the Company.

November 1, 2002, the Company's subsidiary, CASCO, entered into an agreement with an engineering firm to perform consulting services at a projected cost of $36,000 plus incidental expenses which is payable either in cash or comparable value in equity in the Company. The project was completed in March 2003 and a billing reconciliation is pending.

On April 18, 2002, the Company's subsidiary, CASCO, entered into an agreement with a consultant to find a qualified company willing to construct a prototype implementing the CAS technology and secure financing for this project. The consultant was given an option to obtain 20% of the existing equity of CASCO which would dilute the ownership held by DataMEG Corp. The option can be exercised upon successful completion of the efforts called for under the agreement.

Lease commitments:

The Company leases office space in Boston, Massachusetts on a month to month basis with a monthly rent of $1,200.

The Company is leasing office space in Raleigh, North Carolina under a short-term lease agreement. This lease agreement will expire in March 2003 and carries a monthly rent of $7,500.

The Company leases communications equipment totaling $8,302 held under capital lease agreements, which expired in January through July 2001 in which the Company is under default. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over their estimated useful lives. Amortization of assets under capital leases is included in depreciation and amortization expense.

The minimum lease payments due under terms of non-cancelable operating which have initial or remaining terms in excess of one year as of December 31, 2002 are as follows:

For the years ending December 31st              Operating
                                                Leases
                                                ---------

                            2003                $22,500
                         2004 and after         $     -
                                                -------
                                                $22,500
                                                =======

Total rent expense for all operating leases was $41,280 and $110,587 for the years ending December 31, 2001 and 2002, respectively.

Contingencies:

During 1999, the Company entered into an agreement with a consultant for services rendered over the period October 1999 through June 2000. The agreement with the consultant may call for additional consideration totaling 4% of outstanding stock in warrants, contingent upon the consummation of the share exchange. The Company believes that no such additional compensation is due to the consultant under the terms of the agreement. No amount has been recorded related to the possible requirements to issue warrants.

In October 2001, as partial consideration to a settlement with a CASCO shareholder, the shareholder received warrants to purchase 2,000,000 of the Company's shares at an exercise price of $1.13 per share. As of the grant date, management estimates the amount of any liabilities, which may be associated with the warrants granted as part of the settlement agreement, are immaterial. As of December 31, 2002 none of the warrants has been exercised.

During 2002, the
Company entered into several stock purchase agreements with certain investors to purchase shares of the Company's common stock. The purchase price was discounted based upon market conditions at the time of issuance of the stock and the immediately following several days. The Company is holding advances in the
amount of $35,000 for which stock was not issued.   Management believes that the
investors defaulted on the stock purchase agreements and the investors believe that the Company has defaulted on the stock purchase agreements. The investors are claiming losses in excess of $160,000. Although the Company has recorded a liability to issue stock in the amount of $50,000, the final settlement between all parties cannot be readily determined at this time.

On December 18, 2001 the Company entered into a short-term loan agreement with an investor for $120,000. Principal and interest on the loan were due April 15, 2002. The loan was secured by approximately 3.4 million shares of the Company's stock owned and pledged by the Company's President. On May 17, 2002, the investor filed suit against the Company and the Company's President for the principal, accrued interest, legal fees and related damages. A liability in the amount of the principal, interest and legal fees was recorded in the balance sheet of the Company. This liability was reduced by the receipt of the pledged shares and has a current balance of approximately $59,000 at December 31, 2002.The Company issued the Company's President 3,272,727 shares of common stock in August 2002 to replace the pledged stock lost.

On February 13, 2002, the Company entered into a stock sale agreement with an investor whereby the Company agreed to sell 5,000,000 shares of Company stock. The investor advanced the Company $192,500 against the discounted market value of the shares. The projected re-sale proceeds of the stock was below the amount previously advanced and the investor filed a breach of contract suit on May 13, 2002. The investor received a judgement in the amount of $253,859 and applied proceeds from the sale of the stock issued in February 2002 of $111,471 leaving a a balance due to the investor of $142,388 as of December 31, 2002. The Company agreed to issue the investor an additional 10,000,000 shares of common stock of which the net proceeds will be applied to the current balance.

In December 2002, the Company entered into an agreement to sell 5,000,000 warrants for its common stock for a premium of $25,000. The warrant agreement states that the purchase price is dependent upon market value at the time off issuance and that a significant decrease in market value could result in a forfeit of part of all of the warrant premium.

In December 2001, the Company entered into a merger agreement with NECI.  As
part of the conditions of the merger, the Company agreed to pay   a seller
$400,000. In March 2002, in order to move forward with the merger, an amendment to the merger agreement was signed which waived all unfulfilled provisions of the original merger agreement. The seller has asserted that the provision for payment of the $400,000 was not waived under the amended merger agreement. On the advice of legal counsel, management believes that the amount is not owed and therefore no liability has been recorded related to this assertion.

M.      STOCK OPTIONS

In July 2000, the Company adopted a stock incentive plan for employees. The maximum number of shares which may be awarded under the plan is 3,000,000. Any person deemed eligible by the Stock Incentive Committee may receive shares or options under the plan; option awards may be in the form of an incentive option or a nonqualified stock option. Stock options issued under the plan vest over several years, unless accelerated by the Stock Incentive Committee.

In addition in 2001 and 2002, the Company granted options to consultants to purchase 5,599,520 shares of common stock at prices ranging from $0.0126 to $2.25 per share. The fair value of the stock options granted to consultants has been recorded as an expense in the amount of $19,530 and $84,376 for the year ended December 31, 2001 and 2002, respectively. All the options are unexercised and unexercised options expire between February 2003 and October 2008.

A summary of option activity, for both employees and consultants, for the two years ended December 31, is as follows:



                                                        Price Per Share
                                                        ---------------
                                  Number of  Shares          Range        Weighted Average
                                  -----------------     ---------------   ----------------
Outstanding, January 1, 2001            209,192         $0.10   - $5.00        $2.55
        Options granted                 320,000         $0.24   - $2.25        $0.37
        Options exercised             (       -)                -                  -
        Options expired               (  11,390)        $3.00   - $5.00        $3.36
                                      ---------         ---------------        -----
Outstanding, December 31, 2001          517,802         $0.24   - $3.46        $1.18
        Options granted               5,400,000         $0.0126 - $0.10        $0.03
        Options exercised             (       -)                -                  -
        Options expired               ( 217,802)        $3.46   - $1.73        $2.48
                                      ---------         ---------------       ------
Outstanding, December 31, 2002        5,700,000         $0.0126 - $0.24       $ 0.04
                                      =========         ===============       ======

At December 31, 2002 the weighted average remaining life of outstanding stock options was approximately 19 months.

The Company accounted for the fair value its options granted to employees in 2001 in accordance with APB 25.There were no options granted to employees in 2001. During 2002, the Company changed its method of accounting to follow the standards of SFAS No. 123.


The fair value of options to consultants in 2001 and for all stock options granted in 2002 is estimated on the date of the grant using a type of Black-Scholes option-pricing model with the following assumptions used for grants during the year ended December 31, 2002: dividend yield of 0%, volatility of 2.397, terms varied based on the negotiated term of the options agreement, and risk-free interest rates varied based on the Treasury bond yield with a term comparable to the length of the term listed in the options agreement.

N.      NET LOSS PER COMMON SHARE

As required by SFAS No. 128, the following is a reconciliation of the basic and diluted EPS calculations for the periods presented:



                                       For the year            For the year        Cumulative from
                                     ended December 31,      ended December 31,       inception
                                         2001                     2002            (January 13,1999 to
                                                                                   December 31, 2002)
                                                                                     (unaudited)

Net loss  (numerator)                  $ (2,736,877)     $   (2,876,910)          $ (13,444,265)
Weighted average Shares (denominator)     33,245,571         77,324,486              43,481,254
Basic and diluted net loss per share   $        (.08)    $        (0.04)          $       (0.31)


As required by the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98, the above calculation of EPS is based on SFAS No. 128, "Earnings Per Share." Thus, options granted as of September 30, 2001 and 2002 are not included in the calculation of diluted EPS as their inclusion would be anti-dilutive

O.       OPERATING LOSSES



The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained substantial costs in implementing its action plan. In addition, the Company used substantial amounts of working capital in funding these costs. At December 31, 2002, current liabilities exceed current assets by $2,457,764. The Company is seeking to raise additional capital and develop partnerships and cooperative agreements. In view of these matters, the ability of the Company to continue as a going concern is dependent upon the Company's ability to achieve its business objectives and the success of its future operations.

P.      SUBSEQUENT EVENTS

During December 2002, the Company entered into a promissory note with an investor whereby the investor would lend $62,000 to the company. As collateral for the note, the President of the company pledge approximately 3.3 million shares of personally owned DataMEG Corp. common stock. No amounts were funded during 2002 but the funds were advanced during 2003. The Company did not repay the loan when due and is under default under the promissory note. In March 2003 the Company issued approximately 3.3 million shares to the President to replace the pledged stock lost.

In January 2003, the Company announced a ten percent (10%) stock dividend that will be payable to shareholders of record as of Wednesday, January 8, 2003 and is to be paid in May 2003.

During 2003 a consultant completed the required services under a contract with CASCO and received stock which gave them a 20% equity position in CASCO. Also during 2003, the other minority shareholder of CASCO contributed licensing rights to certain technology and was granted a 15% additional equity position in CASCO. As a result, as of March 2003 the Company has decreased its ownership of CASCO from 75% to 40% and the President of the Company has been removed as the president and CEO of CASCO.

On April 14, 2003, the Company signed a letter of intent to acquire a 49% equity position in another technology company. The Company anticipates negotiating a term sheet and definitive purchase agreement upon completion of due diligence.

In February 2003, the Company signed a sub-lease agreement for office space in Raleigh, North Carolina. The term of the lease is for 20 months beginning in April 2003 and ending in November 2004. The terms of the lease call for a base monthly payment of $2,383.

=======================================================
                         DataMEG Corp. and Subsidiaries
                        (A Development Stage Enterprise)
                       Consolidated Financial Statements
                 For the Three Months Ended March 31, 2002 and 2003



CONTENTS                                                PAGE
-----------                                         ----------
Consolidated Financial Statements:

Balance sheets                                          F-23

Statements of operations                                F-24

Statements of cash flows                                F-25

Notes to Consolidated Financial Statements              F-26-10
===============================================================


                         DataMEG Corp. and Subsidiaries
                        (A Development Stage Enterprise)
                          Consolidated Balance Sheets


                                                 December 31,    March 31,
                                                    2002           2003
                                                               (unaudited)

ASSETS

CURRENT ASSETS:
 Cash                                          $      9,319   $     2,892
                                                -----------   -----------
   Total current assets                               9,319         2,892

PROPERTY AND EQUIPMENT, net                           6,038         7,100

OTHER ASSETS:
 Goodwill                                           206,746       206,746
 Pre-paid expenses                                     -            4,767
 Deposits                                              -            2,383
                                                -----------   ------------
   Total other assets                               206,746       213,896
                                                ------------  ------------
                                                $   222,103   $   223,888
                                                ===========   ===========



LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Capital lease obligation                       $     8,302   $     8,302
 Promissory note                                    701,743       783,964
 Accounts payable and accrued expenses              902,150       778,998
 Accrued salaries and wages                         538,248       668,808
 Due to stockholders and officers                    63,680        60,580
 Convertible subordinated debentures                 25,000        25,000
 Liability for stock to be issued                   227,960       181,960
                                                 -----------   ----------
   Total current liabilities                      2,467,083     2,507,612
                                                 -----------   ----------
   Total liabilities                              2,467,083     2,507,612

COMMITMENTS AND CONTINGENCIES                          -             -

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY        (12,345)      (38,095)

STOCKHOLDERS'  EQUITY (DEFICIT):
 Class A convertible preferred stock, $.01 par
  value, 8,000,000 shares authorized at December 31,
  2002 and March 31, 2003; 2,000,000 shares issued
  and outstanding at December 31, 2002 and March
  31,2003                                            20,000        20,000
 Class B convertible preferred stock, $.15 par
  value, 2,000,000 authorized at December 31, 2002
  and March 31, 2003; 50,000 shares issued and
  outstanding at December 31, 2002 and March 31,
  2003                                                7,500         7,500
 Common stock, $.01 par value; 175,000,000
  authorized at December 31, 2002 and March 31,
  2003; 124,911,990 and 173,536,507 issued and
  outstanding at December 31, 2002 and March 31,
  2003, respectively                               1,249,120     1,735,365
 Common stock subscriptions receivable                   (56)         (56)
 Additional paid-in capital                        9,853,560    10,322,835
 Common stock warrants                                25,000        25,000
 Stock options                                       103,906        28,349
 Deferred compensation                               (47,400)         -
 Accumulated deficit during development stage    (13,444,265)  (14,384,620)
                                                 ------------   -----------
   Total stockholders' equity (deficit)            (2,232,635)  (2,245,627)
                                                 ------------   -----------
                                                $     222,103   $   223,888
                                                  ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         DataMEG Corp. and Subsidiaries
                        (A Development State Enterprise)
                     Consolidated Statements of Operations


                                           Three Months           Three Months                  Cumulative
                                             Ended                  Ended                     from inception
                                            March 31,               March 31,              (January 13, 1999 to
                                              2002                    2003                    March 31, 2003)
                                          (unaudited)              (unaudited)                  (unaudited)


REVENUE                                   $         -               $         -                $           -

COST OF REVENUES                                    -                         -                            -
                                          -----------               -----------                 ------------
 Gross Profit                                       -                         -                            -

OPERATING EXPENSES
 General and administrative                   305,879                   767,205                   11,365,997
 Research and development                        -                      162,498                    2,669,787
                                          -----------               -----------                 ------------
  Total operating expense                     305,879                   929,703                   14,035,784
                                          -----------               -----------                 ------------
 Loss from operations                      (  305,879)               (  929,703)                 (14,035,784)

OTHER INCOME (EXPENSES):
 Interest income                                   11                      -                             225
 Interest expense                          (   31,303)               (   36,402)                 (   194,071)
 Loss on acquisition fee                         -                         -                     (    73,950)
 Loss on disposal of property
  and equipment                                  -                         -                     (     1,058)
 Loss on impairment of
  patents                                        -                         -                     (    127,274)
 Realized gains on sale of investments           -                         -                           8,530
                                          ------------               -----------                -------------
  Total other income (expenses)            (   31,292)               (   36,402)                 (    387,598)
                                          ------------               -----------                -------------

LOSS BEFORE BENEFIT FOR
 INCOME TAXES AND MINORITY
 INTEREST                                 (   337,171)               (   966,105)                ( 14,423,382)
                                          ------------               -----------                -------------

 Benefit for income taxes                        -                         -                            -
                                          ------------               -----------                -------------

LOSS BEFORE MINORITY INTEREST             (   337,171)               (   966,105)                ( 14,423,382)

MINORITY INTEREST                                -                        25,750                      38,762
                                         -------------              ------------                -------------

NET LOSS                                $ (   337,171)              $(   940,355)               $(14,384,620)
                                        =============               ============                =============

Net loss per common share
 (basic and diluted)                    $      (0.01)              $     (0.01)                $       (0.29)


Weighted average number of
 common shares outstanding                 45,725,654               157,621,333                   50,227,714
                                        =============              ============                 =============


The accompanying notes are an integral part of these consolidated financial statements.


                         DataMEG Corp.and Subsidiaries
                        (A Development Stage Enterprise)
                     Consolidated Statements of Cash Flows


                                                                                                                  Cumulative
                                                                            For the Three      For the Three      from inception
                                                                             Months Ended      Months Ended     (January 13, 1999
                                                                              March 31,          March 31,       to March 31,
                                                                                2002              2003               2003)
                                                                             (unaudited)       (unaudited)       (unaudited)


CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                                            $ (  337,171)     $ (  940,355)     $ (14,384,620)
        Adjustments to reconcile net loss to net
                cash provided by (used in) operating activities:
                Depreciation and amortization                                      4,342             1,242             67,740
                Stock issued for purchase of in process
                         research and development                                   -                 -               870,600
                Stock issued, or to be issued, in lieu of
                        cash for professional services                            19,169           502,901          6,784,299
                Stock issued to officers for reimbursement
                        of corporate expenses or compensation                     30,000           160,000          1,762,781
                Stock options issued in lieu of cash for
                        professional services                                       -                7,543            261,809
                Property and equipment given in lieu of cash
                        for professional services                                   -                 -                15,475
                Realized gains on sales of investments                              -                 -           (     8,530)
                Loss on acquisition fee                                             -                 -                73,950
                Loss on disposal of property and equipment                          -                 -                 1,058
                Loss on impairment of patent                                        -                 -               127,274
                Minority interest                                                   -          (    25,750)       (    38,762)
                Stock issued in lieu of financing costs                           93,500              -               140,250
                Changes in assets and liabilities
                        affecting operations:
                                Deposits                                           -                  -                19,986
                                Pre-paid expenses                                  -           (     4,767)       (     4,767)
                                capital lease obligations                     (   2,236)
                                Accounts payable and accrued
                                        expenses                                  22,945            73,959            935,405
                                Accrued salaries and wages                          -          (    32,935)           116,496
                                Liability to issue stock                           -                 -                24,000
                                Short-term note payable                             -                 -                10,909
                                Promissory note                                    5,326            25,822            727,565
                                Due to stockholders and officers              (    2,366)      (     3,100)            31,002
                                                                             -----------        ----------         ----------
                                        Net cash used in
                                               operating activities           (  166,491)      (   235,440)       ( 2,466,080)
                                                                             -----------        ----------         ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of property and equipment                                         -          (     2,304)       (    41,758)
        Payments for intangible assets                                              -                 -           (   127,274)
        Payments for security deposits                                              -          (     2,383)       (    14,869)
        Investment in subsidiary                                              (  150,000)             -           (   149,312)
        Purchases of investments                                                    -                 -           (    20,000)
        Sales of investments                                                        -                 -                28,530
                                                                              ----------        ----------        -----------
                                        Net cash used in investing
                                                activities                   (   150,000)      (     4,687)       (   324,683)
                                                                              ----------        -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from loan from shareholder                                         -                 -                26,000
        Repayment of loan from shareholder                                          -                 -           (    26,000)
        Proceeds from short-term loan                                            120,000            77,000            197,000
        Repayment of capital lease obligations                                     (300)              -           (    32,002)
        Net proceeds from issuance of stock                                      192,500            93,700          2,355,667
        Proceeds from stock to be issued                                            -               63,000            108,000
        Proceeds from issuance of warrants                                          -                 -                25,000
        Proceeds from issuance of debentures                                        -                 -               139,990
                                                                              ----------        ----------       ------------
                                        Net cash provided by financing
                                                activities                       312,200           233,700          2,793,655
                                                                              ----------        ----------       ------------

NET CHANGE IN CASH                                                           (     4,291)      (     6,427)             2,892

CASH, BEGINNING OF PERIOD                                                          6,932             9,319               -
                                                                             -----------        ----------       ------------

CASH, END OF PERIOD                                                          $     2,641        $    2,892       $      2,892
                                                                             ===========        ==========       ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
                Financing of property and equipment
                        with capital lease                                   $      -           $     -          $     42,540
                                                                             ===========        ==========       ============
                Issuance of stock in exchange for notes
                        receivable                                           $      -           $     -          $    656,251
                                                                             ===========        ==========       ============

                Issuance of stock in exchange for notes payable              $      -           $  179,219       $    379,405
                                                                             ===========        ==========       ============

                Stock issued as a reduction of the liability for
                        stock to be issued                                   $      -           $  124,000       $  1,332,096
                                                                             ===========        ==========       ============

                Stock issued in lieu of pre-paid financing                   $      -           $     -          $    140,250
                                                                             ===========        ==========       ============

                Stock issued in purchase of subsidiary                       $    78,658        $     -          $    483,658
                                                                             ===========        ==========       ============

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION:                             $
                Interest paid                                                          -        $        -       $      6,612
                                                                             ===========        ==========       ============


The accompanying notes are an integral part of these consolidated financial statements.


NOTES TO FINACIALS


A.      BASIS OF PRESENTATION AND ORGANIZATION

DataMEG Corp., a development stage enterprise, (the "Company"), was incorporated
in the State of Virginia in January 1999.   The Company is a technology
development enterprise focused on introducing to the marketplace a technology it is developing, which it has termed Communications Acceleration System (CAS). CAS is a high-speed data transmission processor that uses, primarily, Plain Old Telephone Service (POTS) as the communication medium to interface between the transmission source and the receiving entity.

In August 2000, the DataMEG Corporation (the "Subsidiary") consummated a share exchange with a public company, the Viola Group, Inc. that has since changed its name to DataMEG Corp. (the "Parent"). As a result of the merger, the Subsidiary became the operating company.

On September 13, 2001 the Company created CAS Communications, Inc. ("CASCO"), a new entity to be used for the licensing, distribution, and manufacture outsourcing of the Company's CAS technology. The Company continues to own the intellectual property but CASCO received an exclusive license. CASCO issued 6,666,666 shares to a minority owner and 20,000,000 shares to the Company, which represented 75% ownership of CASCO with the minority owner owning the remaining 25%. On March 25, 2003, CASCO finalized a 100:1 reverse stock split. As of March 31, 2003, a consultant completed the required services under a contract with CASCO to receive a 10% equity share of CASCO, a board member was approved to receive a 5% equity position of CASCO as an incentive to join the board, a minority shareholder of CASCO agreed to contribute licensing rights to certain technologies in exchange for a 15% additional equity position in CASCO and a group of investors purchased a 5% equity position in CASCO. The stock certificates to consummate the changes in CASCO stock ownership were issued effective April 1, 2003 and as of April 1, 2003, the Company will own 40% of the outstanding stock of CASCO.

The Company executed a merger agreement with North Electric Company, Inc ("NECI") in Raleigh, North Carolina on December 10, 2001 which was finalized on April 24, 2002. NECI is a development stage enterprise that commenced operations during October 2001. NECI focuses on developing technology to bring products to the telecommunications sector that serve to address specific industry needs. As a result of the acquisition, the Company acquired goodwill of approximately $207,000. This was due to the value of NECI based upon discounting future cash flows expected to be received as NECI is able to market its software products.

These financial statements reflect those of the Subsidiary, with adjustments to reflect the changes in equity structure resulting from the share exchange, the creation CASCO and the merger with NECI. All references in the accompanying financial statements to the number of common shares have been restated to reflect the share exchange.

The Company operates under the name of DataMEG Corp. and trades under the symbol DTMG on the OTC-BB.

Except for the consolidated balance sheet of the Company as of December 31, 2002, which is derived from audited financial statements, the accompanying consolidated financial statements are unaudited. In the opinion of management, all adjustments (consisting of normal recurring items) necessary for a fair presentation of such financial statements have been included. Interim results are not necessarily indicative of results for a full year.

The consolidated financial statements and notes are presented as required by Form 10-QSB and do not contain certain information included in the Company's annual financial statements and notes. These financial statements should be read in conjunction with the Company's audited financial statements and the notes thereto filed with the Securities and Exchange Commission ("SEC") in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002.


B.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RECENT ACCOUNTING PRONOUNCEMENTS:

Stock-Based Compensation Transitions - In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123". This statement provides alternative methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation and changes the related disclosure requirements. Management's adoption of this standard did not have a material effect on the Company's financial position or results of operations for the year ended December 31, 2002.

Derivative Instruments and Hedging Activities - In April 2003, the FASB issued SFAS No.149, "Amendment of Statement 133 Derivative Instruments and Hedging Activities." This statement amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. The statement requires that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The Company does not expect that the adoption of this standard will have a material effect on its financial position or results of operations.

C.      DUE TO STOCKHOLDERS


As of December 31, 2002 and March 31, 2003, the Company was indebted to officers and stockholders in the amount of $63,680 and $60,580, respectively for expenses incurred on behalf of the Company.


D.      PROMISSORY NOTES

On October 29, 2001, the Company signed a confessed judgment promissory note with a law firm acknowledging monies owed amounting to $568,382, which had been previously accrued. The balance of the promissory note accrued interest at a rate of 9% and matured on December 31, 2001. On January 7, 2002 the Company received a notice of default relating to the Promissory Note and as of January 1, 2002 the outstanding balance was increased five percent (5%) and began to accrue interest at an annual rate of 15%. The balance including accrued interest and legal fees was approximately $702,000 and $728,000 as December 31, 2002 and March 31, 2003, respectively.

On December 18, 2001, the Company entered into a short-term loan agreement with an investor for $120,000. Principal and interest on the loan were due April 15, 2002, The loan was secured by approximately 3.4 million shares of the Company's stock owned and pledged by the Company's President. On May 17, 2002, the investor filed suit against the Company and the Company's President for the principal, interest, legal fees and related damages. A liability in the amount of the principal, interest, and legal fees was recorded in the balance sheet of the Company. The liability was reduced by the receipt of the pledged shares and has a current balance of approximately $56,000 at March 31, 2003. The Company issued the Company's President 3,272,727 shares of common stock in August 2002 to replace the pledged stock lost.

E.      RELATED PARTY TRANSACTIONS

As of December 31, 2002 and March 31, 2003 the Company had amounts payable to various officers and stockholders (see Note C).

During 2001 and 2002, the Company's President assumed personal liability and pledged personal assets as part of several financing agreements (see Note D).

F.      COMMITMENTS AND CONTINGENCIES

Commitments:

In January 2003, the Company announced a ten percent stock dividend that will be payable to shareholders of record as of Wednesday January 8, 2003 and is to be paid in May 2003. The number of shares issued and outstanding on January 8, 2003 was approximately 135,000,000, resulting in a commitment to issue approximately 13,500,000 additional shares of the Company's common stock.

In February 2003, the Company signed a sub-lease agreement for NECI's office
space in Raleigh, North Carolina.   The term of the lease is for 20 months
beginning in April 2003 and ending in November 2004. The terms of the lease call for a base monthly payment of $2,383.

Contingencies:

During 1999, the Company entered into an agreement with a consultant for services rendered over the period October 1999 through June 2000. The agreement with the consultant may call for additional consideration totaling 4% of outstanding stock in warrants, contingent upon the consummation of the share exchange. The Company believes that no such additional compensation is due to the consultant under the terms of the agreement. No amount has been recorded related to the possible requirements to issue warrants.

In October 2001, as partial consideration to a settlement with a CASCO shareholder, the shareholder received warrants to purchase 2,000,000 of the Company's shares at an exercise price of $1.13 per share. As of the grant date, management estimates the amount of any liabilities, which may be associated with the warrants granted as part of the settlement agreement, are immaterial. As of March 31, 2003 none of the warrants have been exercised.

During 2002, the Company entered into several stock purchase agreements with certain investors to purchase shares of the Company's common stock. The purchase price was discounted based upon market conditions at the time of issuance of the stock and the immediately following several days. The Company is holding advances in the amount of $35,000 for which stock was not issued. Management believes that the investors defaulted on the stock purchase agreements and the investors believe that the Company has defaulted on the stock purchase agreements. The investors are claiming losses in excess of $160,000. Although the Company has recorded a liability to issue stock in the amount of $50,000, the final settlement between all parties cannot be readily determined at this time.

On February 13, 2002, the Company entered into a stock sale agreement with an investor whereby the Company agreed to sell 5,000,000 shares of Company stock. The investor advanced the Company $192,500 against the discounted market value of the shares. The projected re-sale proceeds of the stock was below the amount previously advanced and the investor filed a breach of contract suit on May 13, 2002. The investor received a judgment in the amount of $253,859 and applied proceeds from the sale of the stock issued in February 2002 of $111,471 leaving a a balance due to the investor of $142,388 as of December 31, 2002. The Company agreed to issue the investor an additional 10,000,000 shares of common stock of which the net proceeds will be applied to the current balance. As of March 31, 2003, the estimated balance due to the investor is $42,388.

In December 2002, the Company entered into an agreement to sell 5,000,000 warrants for its common stock for a premium of $25,000. The warrant agreement states that the purchase price is dependent upon market value at the time of issuance and that a significant decrease in market value could result in a forfeit of part or all of the warrant premium.

In December 2001, the Company entered into a merger agreement with NECI.  As
part of the conditions of the merger, the Company agreed to pay   a seller
$400,000. In March 2002, in order to move forward with the merger, an amendment to the merger agreement was signed which waived all unfulfilled provisions of the original merger agreement. The seller has asserted that the provision for payment of the $400,000 was not waived under the amended merger agreement. On the advice of legal counsel, management believes that the amount is not owed and therefore no liability has been recorded related to this assertion.

G.      NET LOSS PER COMMON SHARE

As required by SFAS No. 128, the following is a reconciliation of the basic and diluted EPS calculations for the periods presented:



                                    For the Three Months   For the Three MOnths    Cumulative from
                                       ended March 31,        ended March 31,         inception
                                            2002                   2003            (January 13,1999 to
                                                                                     March 31, 2003)
                                         (unaudited)            (unaudited)           (unaudited)

Net loss  (numerator)                  $ (   337,171)     $ (   940,355)          $ (14,384,620)
Weighted average Shares (denominator)     45,725,654         157,621,333             50,227,714
Basic and diluted net loss per share   $       (0.01)     $        (0.01)         $       (0.29)


As required by the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98, the above calculation of EPS is based on SFAS No. 128, "Earnings Per Share." Thus, options granted as of March 31, 2002 and 2003 are not included in the calculation of diluted EPS as their inclusion would be anti-dilutive

H.       OPERATING LOSSES

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained substantial costs in implementing its action plan. In addition, the Company used substantial amounts of working capital in funding these costs. At March 31, 2003, current liabilities exceed current assets by $2,504,719. The Company is seeking to raise additional capital and develop partnerships and cooperative agreements. In view of these matters, the ability of the Company to continue as a going concern is dependent upon the Company's ability to achieve its business objectives and the success of its future operations.

I.      SUBSEQUENT EVENTS

In April and May 2003, NECI negotiated several agreements with engineering consultants to issue shares of the Company's stock, stock options and or NECI stock options in lieu of cash to satisfy liabilities for past service through April 15, 2003 and for future services.

In May 2003, the Company signed a term sheet to acquire a 40% equity position in another technology company. The term sheet is non-binding and any subsequent definitive agreement is dependent upon the successful completion of due diligence by both parties. The terms of the purchase, including a negotiated final purchase price, state that the purchase price shall not exceed $15,000,000 and that the purchase price can be satisfied by either cash or stock or a combination thereof.

During April 2003, as a result of certain finalized equity transactions with consultants, shareholders, and board members, the Company has decreased its ownership of CASCO from 75% to 40% and the President of the Company has been removed as the President and CEO of CASCO but continues as a director of CASCO.

In April 2003, the Company amended its certificate of incorporation with the state of New York to increase the number of authorized shares of stock to 350,000,000, of which 10,000,000 are to be of preferred shares and 340,000,000 shares are to be of common stock. The number of shares issued and outstanding on May 20, 2003 is approximately 185,000,000 including certain stock certificates which are in the process of being issued by the transfer agent.

                             DATAMEG CORP. PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 Our Certificate of Incorporation, as well as our By-Laws, provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of New York, as well as is described in the Certificate of Incorporation and the ByLaws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of DataMEG where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for indemnification by any director or officer.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Filing fee under the Securities Act of 1933  $   120.99
        Legal Fees (1)                               $   40,000
        Auditing Fees(1)                             $    2,500
        Costs of Printing (1)                        $    1,100
        Accounting Fee (1)                           $    5,000
        Miscellaneous(1)                             $ 1,279.01
                                             ====================
                                            TOTAL:   $   50,000

(1)     Estimates

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

The following information is furnished with regard to all securities sold by us within the past three years that were not registered under the Securities Act.

STOCK OPTIONS

In July 2000, we adopted a stock incentive plan for employees. The maximum number of shares that may be awarded under the plan is 3,000,000. Any person deemed eligible by the Stock Incentive Committee may receive shares or options under the plan; option awards may be in the form of an incentive option or a nonqualified stock option. Stock options issued under the plan vest over several years, unless accelerated by the Stock Incentive Committee. Pursuant to the plan, as of August 6, 2003, we granted options to employees and consultants to purchase up to 815,000 shares of our common stock, all of which were exercised.

In addition, we granted options to consultants to purchase up to 10,416,187 shares of our common stock at prices ranging from $0.012 to $5 per share. Of these options, as of August 6, 2003, options to purchase up to 9,055,238 shares were exercised, and options to purchase 495,949 shares expired. The remaining options to purchase up to 865,000 shares expire between August 2005 and October 2008.

COMMON STOCK AND WARRANTS

The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act. None of the foregoing transactions involved a distribution or public offering.

Date            Name                # of Securities    Type    Per Share Price
-------------------------------------------------------------------------------
7/17/2003       Leroy S. Bren             750,000      Common     $0.114
7/15/2003       Lawrence A. Rybacki     1,000,000      Common     $0.088
7/15/2003       William B. Brantley     4,166,666      Common     $0.06
7/09/2003       Quantum Advanced
                Technologies, Inc       2,900,000      Common     $0.041
6/09/2003       William B. Brantley     3,000,000      Warrants   (1)
6/09/2003       William B. Brantley     2,631,579      Common     $0.094
4/07/2003       William B. Brantley     1,266,667      Common     (2)
8/19/2002       Andrew Benson           3,272,727      Common     (3)
8/19/2002       Taylor Dean Dastvan     1,000,000      Common     (4)
8/19/2002       James Dodrill           1,000,000      Common     (5)
8/19/2002       Lajolla Cove Investors  5,000,000      Common     (6)
8/19/2002       BJG Holdings, LLC         600,000      Common     $0.033


(1) Issued to Mr. Brantley in connection with the private offering of 2,631,579 shares.

(2) Issued to Mr. Brantley upon exercise of stock option granted on 3/7/2003 in exchange for services provided by Mr. Brantley.

(3) Issued to compensate Mr. Benson for shares forfeited by him for serving as a guarantor of a corporate loan.

(4) Issued as compensation for prior services.

(5) Issued as compensation for prior services. Mr. Dodrill served as our outside legal counsel.

(6) Issued pursuant to settlement discussions in connection with ongoing litigation between the holder and the company.

In the last three years, we have issued approximately 39,048,708 shares of our common stock in exempt transactions. In consideration, we have received approximately $2,836,038 in cash or cash equivalents. These issuances were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act and neither transaction involved a distribution or public offering.


PREFERRED STOCK

Additionally, we sold a total of 4,000,000 shares of Class A Preferred Stock to Quantum Advanced Technologies, Inc. (QAT) on July 26, 2002 for $40,000 and 150,000 shares of our Class B Preferred Stock to QAT on August 2, 2002 for $15,000.

These issuances were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act and neither transaction involved a distribution or public offering.


ITEM 27.  EXHIBITS

3.11 Restated Certificate of Incorporation, as filed with the New York Department of State on August 4, 2000.

3.12 Certificate of Exchange of Shares, law as filed with the New York Department of State on August 4, 2000.

3.13 Certificate of Amendment, as filed with the New York Department of State on September 7, 2000.

3.14 Certificate of Amendment as filed with the New York Department of State on August 7, 2002.

3.15 Certificate of Amendment as filed with the New York Department of State on December 31, 2002.

3.16 Certificate of Amendment as filed with the New York Department of State on May 12, 2003.

3.2     By-Laws.

5.1 Opinion of Rubin and Rudman LLP as to legality of securities being registered.

10.1 Stock Option Agreement between the registrant and William B. Brantley dated March 7, 2003.

10.2 Subscription Agreement between the registrant and William B. Brantley dated June 9, 2003.

10.3 Subscription Agreement to purchase 4,166,000 shares of the registrant's common stock between the registrant and William B. Brantley dated July 15, 2003.

10.4 Subscription Agreement between the registrant and Lawrence A. Rybacki dated July 15, 2003.

10.5 Subscription Agreement between the registrant and Leroy S. Bren dated July 17, 2003.

10.6 Subscription Agreement to purchase an undermined number of shares of the registrant's common stock between the registrant and William B. Brantley dated July 15, 2003.

23.1    Consent of Rubin and Rudman LLP (included in Exhibit 5.1).

23.2    Consent of Hoffman, Fitzgerald & Snyder, P.C.

ITEM 28.      UNDERTAKINGS

The Company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

    ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

    iii. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(6) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities
(other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Boston Commonwealth of Massachusetts on August 6, 2003.

                                 DATAMEG CORP.

                      By:     /s/ Andrew Benson
                            -------------------
                                  Andrew Benson
                                  President and Sole Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on August 6, 2003.

By:     /s/ Andrew Benson                        President and Sole Director
       --------------------
           Andrew Benson